UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Black Knight, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

BLACK KNIGHT, INC.
601 RIVERSIDE AVENUE
JACKSONVILLE, FLORIDA 32204

APRIL 30, 2019

Dear Shareholder:

On behalf of the board of directors, I cordially invite you to attend the annual meeting of the shareholders of Black Knight, Inc. The meeting will be held on June 12, 2019 at 11:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

- Who can vote; and
- The different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes.

On behalf of the board of directors, I thank you for your cooperation.

Sincerely,

Anthony M. Jabbour
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Black Knight, Inc.:

Notice is hereby given that the 2019 Annual Meeting of Shareholders of Black Knight, Inc. will be held on June 12, 2019 at 11:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 in order to:

1.  Elect two Class I directors to serve until the 2022 Annual Meeting of Shareholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.  Approve our Second Amended and Restated Certificate of Incorporation to de-classify our board of directors;

3.  Approve a proposal that our board of directors adopt “majority voting” for uncontested director elections;

4.  Approve a non-binding advisory resolution on the compensation paid to our named executive officers; and

5.  Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2019 fiscal year.

At the meeting, we will also transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors set April 15, 2019 as the record date for the meeting. This means that owners of Black Knight, Inc. common stock at the close of business on that date are entitled to:

•     Receive notice of the meeting; and

•     Vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the annual meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the annual meeting. You may vote your shares through the Internet, by telephone or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 3 of the proxy statement.

Sincerely,

Colleen E. Haley

Corporate Secretary

Jacksonville, FL

April 30, 2019

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

Black Knight, Inc.

1	General Information About the Company

3	General Information About the Annual Meeting

7	Corporate Governance and Related Matters

18	Certain Information About Our Directors

24	Proposal No. 1: Election of Directors

25	Proposal No. 2: Second Amended and Restated Certificate of Incorporation

26	Proposal No. 3: Majority Voting in Director Elections

27	Certain Information About Our Executive Officers

29	Compensation Discussion and Analysis and Executive and Director Compensation

49	Executive Compensation

69	Proposal No. 4: Advisory Vote on Executive Compensation

70	Proposal No. 5: Ratification of Independent Registered Public Accounting Firm

72	Security Ownership of Certain Beneficial Owners, Directors and Executive Officers

74	Certain Relationships and Related Transactions

81	Shareholder Proposals

81	Other Matters

82	Available Information

A-1	Annex A-Second Amended and Restated Certificate of Incorporation

Black Knight, Inc.	i

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Black Knight, Inc., or Black Knight or the Company, for use at the Annual Meeting of Shareholders to be held on June 12, 2019 at 11:00 a.m., Eastern Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.

It is anticipated that such proxy, together with this proxy statement, will first be mailed on or about April 30, 2019 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-5100.

GENERAL INFORMATION

ABOUT THE COMPANY

Black Knight, Inc., through our subsidiaries, is a leading provider of software, data and analytics solutions to the mortgage and consumer loan, real estate and capital markets verticals. Our solutions facilitate and automate many of the mission-critical business processes across the homeownership lifecycle. We are committed to being a premier business partner that clients rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class software, services and insights with a relentless commitment to excellence, innovation, integrity and leadership. We believe we differentiate ourselves by the breadth and depth of our comprehensive, integrated solutions and the insight we provide to our clients.

We have market-leading software solutions combined with comprehensive real estate data and extensive analytic capabilities. Our solutions are utilized by U.S. mortgage originators and servicers, as well as other financial institutions, investors and real estate professionals, to support mortgage lending and servicing operations, analyze portfolios and properties, operate more efficiently, meet regulatory compliance requirements and mitigate risk.

Except as otherwise indicated or unless the context otherwise requires, all references to Black Knight, the Company, we, us or our (1) prior to the Spin-Off (as described below), are to Black Knight Financial Services, Inc., or BKFS and its subsidiaries, and (2) after the Spin-Off are to Black Knight, Inc. and our subsidiaries.

1	Black Knight, Inc.

Our History. Our business generally represents a reorganization of the former Technology, Data and Analytics segment of Lender Processing Services, Inc., or LPS, a former provider of integrated technology, data and services to the mortgage industry in the United States. LPS was acquired by Fidelity National Financial, Inc., or FNF, in January 2014. ServiceLink Holdings, LLC, or ServiceLink, a majority-owned subsidiary of FNF, operates the transaction services businesses of the former LPS as well as FNF’s legacy ServiceLink businesses. As described below, we were a majority owned subsidiary of FNF prior to the Spin-Off (as defined below) on September 29, 2017.

Prior to the Spin-Off, BKFS was a holding company and our sole asset was our interest in, and our business was conducted through, Black Knight Financial Services, LLC, or BKFS LLC, and its subsidiaries. BKFS had a sole managing member interest in BKFS LLC, which granted us the exclusive authority to manage, control and operate the business and affairs of BKFS LLC and its subsidiaries. BKFS shareholders indirectly controlled BKFS LLC through its managing member interest.

On May 26, 2015, BKFS completed its initial public offering, or IPO, in which it issued and sold 20,700,000 shares of Class A common stock at a price of $24.50 per share. Immediately prior to the IPO, FNF held 67.1% of the beneficial ownership of BKFS LLC and affiliates of Thomas H. Lee Partners, L.P., or THL, held a 32.9% ownership interest in BKFS LLC. In connection with the IPO, BKFS effected several reorganization transactions, or the Offering Reorganization. Following the Offering Reorganization, FNF and THL held Class A Units, or Units, in BKFS LLC and an equal number of shares of BKFS Class B common stock. THL also held shares of Class A common stock of BKFS.

On September 29, 2017, FNF completed a tax free distribution to its FNF Group shareholders of all 83.3 million shares of New BKH Corp., or New BKH, common stock owned by FNF’s subsidiary Black Knight Holdings, Inc., or BKHI. We refer to this distribution as the Spin-Off. Immediately following the Spin-Off, New BKH and BKFS engaged in a series of transactions resulting in the formation of a new publicly traded holding company, Black Knight, Inc., or Black Knight, which owns all of the outstanding shares of BKFS. In the Spin-Off, holders of FNF Group common stock received approximately 0.30663 shares of Black Knight common stock for each share of FNF Group common stock held at the close of business on September 20, 2017. Our common stock is listed under the symbol “BKI” on the New York Stock Exchange.

For additional information concerning FNF’s acquisition of LPS, the internal reorganizations leading to the IPO, the IPO and the Spin-Off, please see our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2019.

Black Knight, Inc.	2

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Why did I receive this proxy statement?

The board is soliciting your proxy to vote at the annual meeting because you were a holder of our common stock at the close of business on April 15, 2019, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company’s directors and executive officers.

Who is entitled to vote?

All record holders of common stock as of the close of business on April 15, 2019 are entitled to vote. As of the close of business on that day, 149,917,825 shares of common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

If you hold your shares of common stock through a broker, bank or other nominee, you are considered a “beneficial owner,” and you will receive separate instructions from the nominee describing how to vote your shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares. Beneficial owners may also vote their shares in person at the annual meeting after first obtaining a legal proxy from their nominees by following the instructions provided by their nominees, and presenting the legal proxy to the election inspectors at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares of common stock held by you of record (i.e., shares registered in your name) and any shares of common stock held for your benefit in Black Knight’s 401(k) plan.

How do I vote?

You may vote using any of the following methods:

•     In person at the annual meeting. All shareholders may vote in person at the annual meeting by bringing the enclosed proxy card or proof of identification, but if you are a beneficial owner (as opposed to a record holder), you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors at the annual meeting with your ballot when you vote at the meeting; or

3	Black Knight, Inc.

•     By proxy. There are three ways to vote by proxy:

»    By mail, using the enclosed proxy card and return envelope;

»    By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

»    By the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and Corporate Secretary, and each of them, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board for such proposal.

On what am I voting?

You will be asked to consider five proposals at the annual meeting:

•     Proposal No. 1 asks you to elect two Class I directors to serve until the 2022 Annual Meeting of Shareholders.

•     Proposal No. 2 asks you to approve a management proposal to amend and restate our certificate of incorporation to de-classify our board of directors.

•     Proposal No. 3 asks you to approve a management proposal that our board of directors adopt a “majority voting” bylaw provision for uncontested director elections.

•     Proposal No. 4 asks you to approve a non-binding advisory resolution on the compensation paid to our named executive officers.

•     Proposal No. 5 asks you to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2019 fiscal year.

How does the board recommend that I vote on these proposals?

The board recommends that you vote “FOR” each of Proposals 1 through 5.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the annual meeting in accordance with the procedures specified in Black Knight’s certificate of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

Black Knight, Inc.	4

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary prior to the annual meeting; submitting another proxy bearing a later date (in any of the permitted forms) prior to the annual meeting; or casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•     For Proposal No. 1 regarding the election of directors, a plurality of votes of our common stock cast is required to elect a director. This means that the two people receiving the largest number of votes cast by the shares entitled to vote at the annual meeting will be elected as directors. Abstentions and broker non-votes, as discussed below, will have no effect.

•     For Proposal No. 2 regarding the approval of our Second Amended and Restated Certificate of Incorporation, a majority of votes of our common stock represented and entitled to vote is required to approve the proposal to de-classify. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

•     For Proposal No. 3 regarding majority voting in uncontested director elections, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote is required to approve this proposal. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

•     For Proposal No. 4 regarding a non-binding advisory vote on the compensation paid to our named executive officers, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote is required to approve this proposal. Even though your vote is advisory and therefore will not be binding on the Company, the board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

•     For Proposal No. 5 regarding the ratification of the appointment of KPMG LLP, under Delaware law, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote is required to approve this proposal. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a “routine” matter under the rules of the New York Stock Exchange, or the NYSE, nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions.

5	Black Knight, Inc.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of our common stock entitled to vote at the annual meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker non-votes? If I do not vote, will my broker vote for me?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least 10 days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the Securities and Exchange Commission and the rules promulgated by the New York Stock Exchange thereunder.

We believe that all the proposals to be voted on at the annual meeting, except for the appointment of KPMG LLP as our independent registered public accounting firm, are not “routine” matters. On non routine matters, such as Proposals No. 1, 2, 3 and 4, nominees cannot vote unless they receive voting instructions from beneficial owners. Please be sure to give specific voting instructions to your nominee so that your vote can be counted.

What effect does an abstention have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposals Nos. 2, 3, 4 and 5, abstentions will have the effect of a vote against such proposals pursuant to our bylaws and Delaware law.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of our common stock will be requested to forward proxy soliciting materials to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates.

What if I share a household with another shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. If you are a shareholder who resides in the same household with another shareholder, or if you hold more than one account registered in your

Black Knight, Inc.	6

name at the same address, and wish to receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each account, please contact Broadridge toll free at 1-866-540-7095. You may also write to Broadridge, Householding Department, at 51 Mercedes Way, Edgewood, New York 11717. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the annual report to shareholders, or this proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered.

CORPORATE GOVERNANCE

AND RELATED MATTERS

Corporate Governance Guidelines

Our corporate governance guidelines provide, along with the charters of the committees of the board of directors, a framework for the functioning of the board of directors and its committees and to establish a common set of expectations as to how the board of directors should perform its functions. These guidelines cover a number of areas including the size and composition of the board, board membership criteria and director qualifications (including consideration of all aspects of diversity when considering new director nominees, including diversity of age, gender, nationality, race, ethnicity and sexual orientation), director responsibilities, board agenda, roles of the Executive Chairman of the board of directors, Chief Executive Officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. The board reviewed our corporate governance guidelines in February 2019. A copy of our corporate governance guidelines is posted on the Investors page of our website which is located at www.BlackKnightInc.com.

Code of Ethics and Business Conduct

Our board of directors has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter

7	Black Knight, Inc.

wrongdoing. Our codes of ethics were adopted to reinvigorate and renew our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under Securities and Exchange Commission and/or New York Stock Exchange rules. We intend to disclose any such amendment or waiver by posting it on the Investors page of our website at www.BlackKnightInc.com.

Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on the Investors page of our website at www.BlackKnightInc.com.

Corporate Responsibility

Community Engagement

Black Knight has adopted corporate values that reflect the standards used to guide the actions of medieval knights – valor, honor and devotion to serve and protect. These values guide how we approach our business and our communities. Through our charitable giving program, Black Knight Cares, we proudly support through corporate and employee financial donations and volunteer efforts a number of causes focused on the following areas to make our communities stronger:

•     Childhood development

•     Community health and wellness

•     Housing assistance

•     Military and veteran-focused organizations

•     Organizations focused on community improvement, including the arts, safety, and minority development

In 2018, Black Knight was inducted into the Department of Defense Military Spouse Employer Partnership in recognition of our proud support of active duty military members, veterans and their families. For more information concerning Black Knight’s community engagement activities, see the 2018 Community Annual Report section of our website at www.BlackKnightInc.com/about-black-knight/community.

Diversity and Inclusion

We realize our individual differences strengthen us collectively, which is why we are committed to diversity in our workforce and promote a business culture that is representative of the unique values, opinions, cultures and needs of our employees, customers, communities and suppliers. Black Knight seeks talented, creative individuals from a variety of backgrounds, worldviews and life circumstances to work with us. It is our priority that our workplace is inclusive, welcoming to new ideas and appreciative of valuable experiences. In support of this commitment, we create a diverse and inclusive environment by:

Black Knight, Inc.	8

•              Embracing new strategies to recruit and retain an increasingly diverse and qualified workforce to better serve our customers.

•              Aggressively seeking a diverse set of potential vendors to provide services to our company.

•              Continually affirming the value of diversity and inclusion in the workplace as demonstrated by our corporate values, strategy and workforce planning activities.

•              Our board’s commitment to consider all aspects of diversity when selecting new director nominees, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

We strongly value diversity and have many women in senior leadership positions. To foster continued growth of our talent pool, we created our Women’s Internal Networking Group to facilitate and accelerate the leadership and success of women in Black Knight across all divisions.

We believe in empowering all of our employees to become their best selves. Through our Black Knight University program, we provide our employees with innovative and educational programs where they can develop career goals, collaborate with colleagues and learn more about our industry and best practices through classes taught by subject matter experts and a collaborative peer-to-peer online forum. We recognize exceptional performance through our employee recognition program, and encourage talent and leadership development through our leadership and peer mentoring programs.

For more information concerning Black Knight’s policies on diversity, inclusion and employee programs, see the “Careers” section of our website at www.BlackKnightInc.com/careers.

Sustainability

Black Knight is dedicated to promoting environmental sustainability and providing employees on its campuses the opportunity to make a positive impact on the environment on campus. As a leading provider of technology, data and analytics to the mortgage industry, we believe we have a reasonably light environmental footprint. Our environmental impact comes mostly from the buildings that our employees work in and our data centers. We’ve implemented environmental stewardship initiatives to encourage our employees to be thoughtful of and lessen our impact on the environment, including:

•              A majority of the technology deployed in our data centers and campuses is Energy Star compliant.

•              Certified Green Seal paper products and green-friendly cleaning products are used where possible to reduce waste and environmental impact.

•              Recycling bins encourage our employees to recycle paper, cardboard, glass, plastic bottles and aluminum or steel cans.

•              We discontinued Styrofoam cups in our break rooms and encourage employees to use personal coffee mugs.

•              Filtered water dispensers available in breakrooms to discourage the consumption of bottled water.

9	Black Knight, Inc.

•              Offices use energy-efficient LED and compact fluorescent lamps (CFLs).

•              Reduce paper usage through centralized printers defaulted to duplex printing and providing employees with technological tools such as laptops and dual monitors.

•              Reduce water consumption through faucet flow restrictors, soil-moisture managed campus irrigation and a no-concrete watering policy.

•              eSteward certified end-of-life equipment disposal vendor so that disposed technology is responsibly recycled or repurposed and sold or donated.

Information Technology and Security and Risk Management

We are highly dependent on information technology networks and systems to securely process, transmit and store electronic information. Attacks on information technology systems continue to grow in frequency, complexity and sophistication. Such attacks have become a point of focus for individuals, businesses and governmental entities. These attacks can create system disruptions, shutdowns or unauthorized disclosure of confidential information, including non-public personal information, consumer data and proprietary business information.

We remain focused on making strategic investments in information security to protect our clients and our information systems. This includes both capital expenditures and operating expenses on hardware, software, personnel and consulting services. As our primary solutions and services evolve, we apply a comprehensive approach to the mitigation of identified security risks. We have established risk management policies, including those related to privacy, information security and cybersecurity, and we employ a broad and diversified set of risk monitoring and risk mitigation techniques. We also participate in industry and governmental initiatives to improve information security for our clients.

Our board has a strong focus on cybersecurity. At each regular meeting of the risk committee of our board of directors, our Chief Risk Officer, Chief Compliance Officer and Chief Information Security Officer provide reports relating to our cyber and data security practices, risk assessments, emerging issues and any security incidents, and each of them has an opportunity to engage with the risk committee individually in executive session. Our risk committee chairman reports on these discussions to our board of directors on a quarterly basis. We also provide quarterly opportunities for continuing education to our risk committee members on various matters relating to cybersecurity, including emerging risks and trends, regulatory changes, and changes to our internal practices. In addition, Mr. Hunt and Mr. Rood have attended third-party director education courses on cybersecurity and privacy issues and trends.

Our employees are one of our strongest assets in protecting our customers’ information and mitigating risk. We maintain comprehensive and tailored training programs that focus on applicable privacy, security, legal and regulatory requirements that provide ongoing enhancement of the security and risk culture at Black Knight. In 2018, our compensation committee introduced a qualitative risk-based performance criteria to our annual incentive plan based on the importance our board places on management’s actions to manage and mitigate risk across Black Knight. We continue to provide strong focus on all areas of

Black Knight, Inc.	10

cybersecurity including threat and vulnerability management, security monitoring, identity and access management, phishing awareness, risk oversight, third-party risk management, disaster recovery and continuity management.

The Board

Our board is currently composed of William P. Foley, II (Executive Chairman), Anthony M. Jabbour (Chief Executive Officer), Thomas M. Hagerty, David K. Hunt, Richard N. Massey, Ganesh B. Rao and John D. Rood. Thomas J. Sanzone, our former Chief Executive Officer, also served as a director and our Vice Chairman from May 1, 2018 until December 2, 2018.

Our board met five times in 2018. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2018. Our non-management directors also met periodically in executive sessions without management. Our non-management directors appoint one independent director to preside over each executive session of our board. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2019 annual meeting. None of our directors attended our 2018 annual meeting.

Board Governance and Independence

Our nominating and corporate governance committee evaluates our relationships with each director and nominee and makes a recommendation to our board of directors as to whether to make an affirmative determination that such director or nominee is independent. Under our corporate governance guidelines, an “independent” director is one who meets the qualification requirements for being independent under applicable laws and the corporate governance listing standards of the NYSE.

During the first quarter of 2019, our board of directors determined that Thomas M. Hagerty, David K. Hunt, Richard N. Massey, Ganesh B. Rao, and John D. Rood, or 71% of our board, are independent. The board of directors also determined that Messrs. Massey and Hagerty meet the additional independence standards of the New York Stock Exchange for compensation committee members.

In determining independence, the board of directors considered all relationships that might bear on our directors’ independence from Black Knight. The board of directors determined that Anthony M. Jabbour is not independent because he is Chief Executive Officer and an employee of Black Knight. The board also determined that William P. Foley, II is not independent because he serves as the Executive Chairman and is an employee of Black Knight.

In considering the independence of Thomas M. Hagerty, David K. Hunt, Richard N. Massey, Ganesh B. Rao and John D. Rood, the board of directors considered the following factors:

•              Mr. Hagerty and Mr. Rao are each Managing Directors of THL, which owned more than 10% of our common stock until March 15, 2018. In addition, in the past we have purchased software and systems services from certain entities over which THL exercises control and, prior to the IPO, THL provided certain corporate services to us, including management and consulting services.

11	Black Knight, Inc.

•              Messrs. Hagerty, Massey and Rood each serve as directors of and own equity interests in FNF, our former parent.

•              We own an economic interest of approximately 18% in The Dun & Bradstreet Corporation (D&B) through our limited partnership interest in Star Parent, L.P. (Star Parent), the parent company of D&B, and Messrs. Hagerty, Massey and Rao each serve on the board of directors of D&B and the general partner of Star Parent. In addition, Messrs. Hagerty and Rao are Managing Directors of THL, which holds a limited partnership interest in Star Parent, and Mr. Massey holds a small limited partnership interest in Star Parent.

•              Messrs. Hagerty, Hunt, Massey and Rood each own a minority interest in Black Knight Sports and Entertainment LLC, which owns the Vegas Golden Knights. Mr. Foley is the majority interest holder, and is Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC.

Following consideration of these matters, the board of directors determined that these relationships were not of a nature that would impair Mr. Hagerty’s, Mr. Hunt’s, Mr. Massey’s, Mr. Rao’s or Mr. Rood’s independence.

Committees of the Board

The board has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and a risk committee. The charter of each committee is available on the Investors page of our website at www.BlackKnightInc.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” below.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Thomas M. Hagerty (Chair) and Richard N. Massey. Our corporate governance and nominating committee met two times in 2018.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are to:

•              Identify individuals qualified to become members of our board of directors (or to fill vacancies), consistent with the criteria approved by our board of directors, and to recommend to the board the nominees to stand for election as directors.

•              Make recommendations to our board of directors as to changes to the size of the board or any committee thereof.

•              Review the independence of each director in light of the independence criteria of the NYSE and any other independence standards applicable to directors, and submit a recommendation to our board of directors with respect to each director’s independence.

•              Make recommendations to the board regarding the composition of the board’s committees.

•              Develop, review annually and recommend to the board any revisions to the Company’s Corporate Governance Guidelines.

Black Knight, Inc.	12

•              Oversee the evaluation of the performance of the board and its committees.

•              Review our overall corporate governance and report to the board on a regular basis, but not less than once per year, on committee findings, recommendations and any other matters that the committee deems appropriate or the board requests.

The corporate governance and nominating committee reviewed its charter in February 2019 without material change.

Audit Committee

The members of our audit committee are David K. Hunt (Chair), Richard N. Massey and John D. Rood. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange, and that each of Messrs. Hunt, Massey and Rood is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission. Our audit committee met a total of nine times in 2018.

The primary functions of the audit committee include:

•              Appointing, compensating and overseeing our independent registered public accounting firm;

•              Overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•              Discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•              Establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

•              Approving audit and non-audit services provided by our independent registered public accounting firm;

•              Discussing earnings press releases and financial information provided to analysts and rating agencies;

•              Discussing with management our policies and practices with respect to risk assessment and risk management;

•              Reviewing any material transaction between our chief financial officer or chief accounting officer that has been approved in accordance with our Code of Ethics for Senior Financial Officers, and providing prior written approval of any material transaction between us and our chief executive officer; and

•              An annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

13	Black Knight, Inc.

Report of the Audit Committee

The audit committee of the board of directors submits the following report on the performance of certain of its responsibilities for the year 2018:

The primary function of the audit committee is oversight of (i) the quality and integrity of the Company’s financial statements and related disclosures, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and the independent registered public accounting firm. Our audit committee acts under a written charter, which the audit committee reviewed in February 2019 without material change. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below. Each of our audit committee members have been determined by the board of directors to be independent as defined by New York Stock Exchange independence standards. In addition, our board of directors has determined that each of Messrs. Hunt, Massey and Rood is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

In performing our oversight function, we reviewed and discussed with management and KPMG LLP, the independent registered public accounting firm, the Company’s audited financial statements as of and for the year ended December 31, 2018. Management and KPMG reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Black Knight and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with KPMG matters covered by the Public Company Accounting Oversight Board Auditing Standards No. 16 (Communications With Audit Committees).

We have received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and have discussed with them their independence. In addition, we have considered whether KPMG’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with KPMG at each meeting. Management was present for some, but not all, of these discussions. These discussions included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to the board of directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and that KPMG be appointed independent registered public accounting firm for Black Knight for 2019.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of the Company’s financial statements and for maintaining effective internal control.

Black Knight, Inc.	14

Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing the Company’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following directors:

AUDIT COMMITTEE

David K. Hunt (Chair)

Richard N. Massey

John D. Rood

Compensation Committee

The members of the compensation committee are Richard N. Massey (Chair) and Thomas M. Hagerty, each of whom were deemed to be independent by the board, as required by the New York Stock Exchange. Our compensation committee met two times during 2018. The functions of the compensation committee include the following:

•              Reviewing and approving the corporate goals and objectives relevant to compensation of the company’s CEO and Chairman, evaluating the CEO’s and Chairman’s performance in light of those goals and objectives and determining and approving the CEO’s and Chairman’s compensation level based on this evaluation;

•              Setting salaries and approving incentive compensation awards other than equity-based awards, as well as compensation policies for all Section 16 officers as designated by our board of directors, and recommending to our board of directors equity-based incentive awards for board approval;

•              Reviewing and recommending to our board of directors policies with respect to equity compensation arrangements that are subject to board approval;

•              Overseeing our compliance with the requirement under applicable stock exchange rules that, with limited exceptions, shareholders approve equity compensation plans;

•              Evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•              Authorizing and approving any employment or severance agreements and amendments with all designated section 16 officers;

•              Reviewing, discussing with management and recommending to our board of directors for inclusion in our annual proxy statement or annual report on Form 10-K the compensation discussion and analysis section;

15	Black Knight, Inc.

•              Reviewing and approving the annual compensation risk assessment conducted by management for inclusion in our proxy statement or annual report on Form 10-K;

•              Preparing the report of the compensation committee that the SEC requires in our annual proxy statement;

•              Considering the results of shareholder say on pay votes and recommending to our board of directors any change to the frequency of say on pay votes;

•              Reviewing and approving the form and amount of compensation of our board of directors’ non-management directors;

•              Evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;

•              Reporting to our board of directors;

•              Reviewing the adequacy of its charter on an annual basis; and

•              Reviewing and evaluating, at least annually, the performance of the compensation committee, including compliance of the compensation committee with its charter.

Our compensation committee reviewed its charter in February 2019 without material change. For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation”.

Risk Committee

The members of the risk committee are John D. Rood (Chair), David K. Hunt and Ganesh B. Rao, each of whom were determined by the board to be independent. Our risk committee met four times in 2018.

The primary functions of the risk committee include providing oversight of our risk management and compliance efforts, as well as oversight of our material risks. Our risk committee’s functions include, among other things:

•              Oversight of our enterprise risk management program;

•              Oversight of our compliance program; and

•              Oversight of the enterprise risk management and compliance functions.

Our risk committee reviewed its charter in February 2019 without material change.

Board Leadership Structure and Role in Risk Oversight

We have separated the positions of CEO and Chairman of the board of directors in recognition of the differences between the two roles. Separating these positions allows our Chief Executive Officer to focus more directly upon executing on the Company’s strategic objectives and business plan, providing day to day leadership and guiding senior management through the implementation of our strategic initiatives. It also allows

Black Knight, Inc.	16

our Executive Chairman to utilize his time to focus on our long-term strategy, and to set the agenda for board meetings and preside over meetings of the full board. When our non-management directors meet in executive session, they appoint one independent director to preside over that executive session. We believe this leadership structure is appropriate and allows our CEO and Chairman to focus on the responsibilities of their respective offices while creating a collaborative relationship that benefits our Company.

The board of directors administers its risk oversight function directly and through committees. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also oversees the performance of the independent auditor, our internal audit function and monitors compliance with legal and regulatory requirements.

Our risk committee has the responsibility to assist our board of directors in overseeing our enterprise wide risk management framework and our comprehensive compliance program, and to review and approve our risk governance policies and procedures. At each regular meeting of the risk committee, our Chief Risk Officer, Chief Compliance Officer and Chief Information Security Officer provide reports relating to our cyber and data security practices, risk assessments, emerging issues and any security incidents, and each of them has an opportunity to engage with the risk committee individually in executive session. Our risk committee chairman reports on these discussions to our board of directors on a quarterly basis. We also provide quarterly opportunities for continuing education to our risk committee members on various matters relating to cyber security, including emerging risks and trends, regulatory changes, and changes to our internal practices.

The corporate governance and nominating committee considers the adequacy of our governance structures and policies, including as they relate to our environmental, sustainability and governance practices. The compensation committee reviews and approves our compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on Black Knight. Each committee provides reports on its activities to the full board of directors.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Black Knight, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.

17	Black Knight, Inc.

CERTAIN INFORMATION ABOUT THE OUR DIRECTORS

Director Criteria, Qualifications and Experience and Process for Selecting Directors

BKFS completed its initial public offering in May 2015. From the completion of the IPO through September 29, 2017, BKFS qualified as a “controlled company” in accordance with the NYSE listing standards because more than 50% of the voting power in the election of directors was held by FNF. On September 29, 2017, we completed the Spin-Off, which in effect resulted in the indirect distribution of FNF’s equity interest in BKFS to the holders of FNF Group common stock and resulted in a less complex corporate structure for us. Upon the closing of the transaction, Black Knight, Inc. became the new public parent of BKFS and ceased to be a “controlled company.” For additional information concerning our corporate history and structure, including the IPO and the Spin-Off, please see the section entitled “General Information About the Company” above.

Our board and the corporate governance and nominating committee is committed to include the best available candidates for nomination to election to our board based on merit. Since our IPO and through the planning and consummation of the transaction described above, our board and our corporate governance and nominating committee has been continuously evaluating our board’s composition with the goal of developing a board that will meet our strategic goals, and one that includes diverse, experienced and highly qualified individuals.

The corporate governance and nominating committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the overall composition of the board. In accordance with our Corporate Governance Guidelines, the corporate governance and nominating committee considers, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

•              Personal qualities and characteristics, accomplishments and reputation in the business community;

•              Current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•              Ability and willingness to commit adequate time to the board and committee matters;

•              The fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

Black Knight, Inc.	18

•              Diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity in order to enable the Board to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Each year in connection with the nomination of candidates for election to the board, the corporate governance and nominating committee evaluates the background of each candidate, including candidates that may be submitted by shareholders.

We believe that the current composition of our board has served us well and that our current directors possess relevant experience, skills and qualifications that contribute to a well functioning board that effectively oversees our long-term strategy. Black Knight has undergone significant change in the past five years, including the LPS Acquisition, the IPO and the Spin-Off. Our board believes our board, which is composed of directors who have a strong understanding of our business, operational and strategic goals, as well as our industry and the risks we face, has been crucial to our ability to smoothly and successfully navigate through this time of transition.

In April 2018, as part of our succession plan, Black Knight hired a new CEO, Anthony M. Jabbour, and he and Thomas J. Sanzone, our former CEO, joined our board in May 2018 to facilitate a smooth transition. We did not add any other new directors in 2018 in order to allow our Company and the board time to assimilate to these significant changes. Following a successful transition period, Mr. Sanzone resigned from our board on December 2, 2018.

Our board is committed to examining ways to foster the diversity of our board across many dimensions to ensure that it operates at a high functioning level and to reflect the board’s commitment to inclusiveness. Our Corporate Governance Guidelines expressly include diversity of age, gender, nationality, race, ethnicity, and sexual orientation as a part of the criteria the committee may consider when selecting nominees for election to the board, all in the context of the needs of our board at any given point in time. Specifically, the corporate governance and nominating committee is focused on considering highly qualified women and individuals from minority groups who may be recommended by our directors, management, or our shareholders as candidates for nomination as directors.

The corporate governance and nominating committee considers qualified candidates suggested by current directors, management and our shareholders. Shareholders can suggest qualified candidates for director to the corporate governance and nominating committee by writing to our Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted by a prescribed time in advance of the meeting. See “Shareholder Proposals” below.

Information About the Director Nominees and Continuing Directors

The matrix below lists the skills and experience that we consider most important for our directors in light of our current business and structure. In addition, biographical information concerning our nominees proposed for election at the annual meeting, as well as our continuing Class I and Class II directors, including each directors’ relevant experience, qualifications, skills and diversity, is included below.

19	Black Knight, Inc.

BOARD OF DIRECTORS
	William P. Foley (Chair)	Anthony M. Jabbour (CEO)	Thomas M. Hagerty	David K. Hunt	Richard N. Massey	Ganesh B. Rao	John D. Rood
Board of Directors Experience
Industry Experience
CEO/Business Head/ Leadership
International
Human Capital Management/ Compensation
Finance/Capital Allocation
Financial Literacy
Regulatory
Mortgage/Banking
Risk Management
Corporate Governance
Technology/ Information Security
Legal
Marketing/Sales
Board Tenure	5	1	5	5	5	5	5
Age	74	51	56	73	63	42	64
Ethnic, Gender, National or Other Ethnicity

Nominees for Class I Directors—Term Expiring 2022 (if elected)

Name	Position
David K. Hunt	Chairman of the Audit Committee Member of the Risk Committee
Ganesh B. Rao	Member of the Risk Committee

David K. Hunt has served on Black Knight’s board of directors since December 2014 and served on the board of managers of BKFS LLC from April 2014 until our IPO in May 2015. In addition, Mr. Hunt has served as a director of FIS since June 2001 and served as a director of LPS from February 2010 until January 2014, when LPS was acquired by FNF. Since December 2005, Mr. Hunt has been a private investor.

Black Knight, Inc.	20

Mr. Hunt’s qualifications to serve on our board of directors include his long familiarity with our business and industry that he acquired as a director of LPS and FIS, as well as Mr. Hunt’s prior service as chairman of LPS’ risk and compliance committee and his deep understanding of the regulatory environment and other challenges facing our industry.

Ganesh B. Rao has served on our board of directors since December 2014 and served on the board of managers of BKFS LLC from January 2014 until our IPO in May 2015. Mr. Rao is a Managing Director of THL, which he joined in 2000. Prior to joining THL, Mr. Rao worked at Morgan Stanley & Co. Incorporated in the Mergers & Acquisitions Department. Mr. Rao also worked at Greenlight Capital, a hedge fund. Mr. Rao is currently a director of Ceridian HCM Holdings, Inc. and MoneyGram International, as well as the following privately held companies: D&B, Prime Risk Partners and HighTower Advisors, LLC. Mr. Rao is a former director of Nielsen Holdings, N.V. and LifeWorks Corporation Ltd.

Mr. Rao’s qualifications to serve on our board of directors include his managerial and strategic expertise working with large growth oriented companies as a Managing Director of THL, and his experience with enhancing value at such companies, along with his expertise in corporate finance.

Class II Directors—Term Expiring 2020

Name	Position
Anthony M. Jabbour	Chief Executive Officer and Director
Richard N. Massey	Chairman of the Compensation Committee Member of the Audit Committee and Corporate Governance and Nominating Committee
John D. Rood	Chairman of the Risk Committee Member of the Audit Committee

Anthony M. Jabbour has served as our Chief Executive Officer since April 2018 and has served as a director since May 2018. Mr. Jabbour has also served as the Chief Executive Officer and a director of D&B since February 2019. Prior to joining Black Knight, Mr. Jabbour served as Corporate Executive Vice President and Co-Chief Operating Officer of FIS from December 2015 through December 2017. Mr. Jabbour served as Corporate Executive Vice President of the Integrated Financial Solutions segment of FIS from February 2015 until December 2015. Mr. Jabbour served as Executive Vice President of the North America Financial Institutions division of FIS from February 2011 to February 2015. Prior to that, Mr. Jabbour held positions of increasing responsibility in operations and delivery from the time he joined FIS in 2004. Prior to joining FIS, Mr. Jabbour worked for Canadian Imperial Bank of Commerce and for IBM’s Global Services group managing complex client projects and relationships.

21	Black Knight, Inc.

Mr. Jabbour’s qualifications to serve on the Black Knight board of directors include his extensive experience in leadership roles with financial services and technology companies, resulting in his deep knowledge of our business and industry and strong leadership abilities.

Richard N. Massey has served on Black Knight’s board of directors since December 2014 and served on the board of managers of BKFS LLC from January 2014 until our IPO in May 2015. In addition, Mr. Massey has served as a director of FNF since February 2006. Mr. Massey has been a partner in Westrock Capital, LLC, a private investment partnership, since January 2009. Mr. Massey was Chief Strategy Officer and General Counsel of Alltel Corporation from January 2006 to January 2009. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey also serves as a director of Cannae and FGL Holdings. He is also a director of D&B, which is privately held, a director of the Oxford American Literary Project and Chairman of the Board of the Arkansas Razorback Foundation. Mr. Massey formerly served as a director of FIS and Bear State Financial, Inc.

Mr. Massey’s qualifications to serve on our board of directors include his experience in corporate finance and investment banking and as a financial and legal advisor to public and private businesses, as well as his expertise in identifying, negotiating and consummating mergers and acquisitions.

John D. Rood has served on Black Knight’s board of directors since December 2014 and served on the board of managers of BKFS LLC from January 2014 until our IPO in May 2015. Mr. Rood is the founder and Chairman of The Vestcor Companies, a real estate firm with 30 years of experience in multifamily development and investment. In addition, Mr. Rood has served on the board of FNF since May 2013. From 2004 to 2007, Mr. Rood served as the US Ambassador to the Commonwealth of the Bahamas. Mr. Rood previously served on the board of Alico, Inc., and currently serves on several private boards. He was appointed by Governor Jeb Bush to serve on the Florida Fish and Wildlife Commission where he served until 2004. He was appointed by Governor Charlie Crist to the Florida Board of Governors, which oversees the State of Florida University System, where he served until 2013. Mr. Rood was appointed by Mayor Lenny Curry to the JAXPORT Board of Directors, where he served from October 2015 to July 2016. Governor Rick Scott appointed Mr. Rood to the Florida Prepaid College Board in July 2016, where Mr. Rood serves as Chairman of the Board, and to the Enterprise Florida and Space Coast Florida board of directors in September 2016. Mr. Rood has participated in numerous risk and audit training programs with KPMG, Booz Allen and the National Association of Corporate Directors, or NACD. He is a Board Leadership Fellow with NACD.

Mr. Rood’s qualifications to serve on our board of directors include his experience in the real estate industry, his leadership experience as a United States Ambassador, his financial literacy and his experience as a director on boards of both public and private companies.

Black Knight, Inc.	22

Class III Directors—Term Expiring 2021

Name	Position
William P. Foley, II	Executive Chairman
Thomas M. Hagerty	Chairman of the Corporate Governance and Nominating Committee Member of the Compensation Committee

William P. Foley, II has served as our Executive Chairman since December 2014, and served as the Executive Chairman of BKFS LLC from January 2014 until our IPO in May 2015. Mr. Foley served as the Chairman of the board of directors of LPS from July 2008 until March 2009. Mr. Foley is a founder of FNF, and has served as Chairman of the board of directors of FNF since 1984. He served as Chief Executive Officer of FNF until May 2007 and as President of FNF until December 1994. Mr. Foley also serves as Co Executive Chairman of FGL Holdings since April 2016, as Chairman of Cannae Holdings, Inc. (Cannae) since July 2017, and on the board of directors of Ceridian HCM Holding Inc. Mr. Foley also serves as Chairman of D&B, which is privately held, and on the boards of directors of The Foley Family Charitable Foundation and the Cummer Museum of Arts and Gardens. He is a founder, trustee and director of The Folded Flag Foundation. Mr. Foley also is Chairman, CEO and President of Foley Family Wines Holdings, Inc., a private holding company for numerous vineyards and wineries, and Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC, which is the private company that owns the Vegas Golden Knights, a National Hockey League team. Within the past five years, Mr. Foley served as Vice Chairman of FIS and as Chairman of Remy International, Inc. After receiving his B.S. degree in engineering from the United States Military Academy at West Point, Mr. Foley served in the U.S. Air Force, where he attained the rank of captain.

Mr. Foley’s qualifications to serve on our Board include more than 30 years as a director and executive officer of FNF, his long and deep knowledge of our business and industry, his strategic vision, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions. Mr. Foley provides high-value added services to our company and has sufficient time to focus on Black Knight.

Thomas M. Hagerty has served on Black Knight’s board of directors since December 2014 and served on the board of managers of BKFS LLC from January 2014 until our IPO in 2015. In addition, Mr. Hagerty has served as a director of FNF since 2005. Mr. Hagerty is a Managing Director of THL, which he joined in 1988. Mr. Hagerty currently serves as a director of FNF, FleetCor Technologies and Ceridian HCM Holdings, Inc. Mr. Hagerty formerly served on the boards of First Bancorp, MoneyGram International and FIS. Mr. Hagerty is also a director of D&B, which is privately held.

Mr. Hagerty’s qualifications to serve on our board of directors include his managerial and strategic expertise working with large growth oriented companies as a Managing Director of THL, a leading private equity firm, and his experience in enhancing value at such companies, along with his expertise in corporate finance.

23	Black Knight, Inc.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The certificate of incorporation and the bylaws of the Company provide that our board shall consist of at least one and no more than fourteen directors. Our directors are divided into three classes. The board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of three years or until their successors are elected and qualified. The current number of directors is seven. The board believes that each of the following nominees will stand for election and will serve if elected as a director:

At this annual meeting, the persons listed below have been nominated to stand for election as Class I directors for a three year term expiring in 2022.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

David K. Hunt Ganesh B. Rao

CORPORATE GOVERNANCE PROPOSALS

Good governance is a continuing focus for Black Knight and our board. In recent years, many public companies have eliminated their classified board structure in favor of annual elections of directors, and have eliminated plurality voting in uncontested elections and adopted “majority voting” bylaws or standards that provide shareholders with more influence over the outcome of uncontested director elections. Following conversations with shareholders and other engagement efforts in 2018, and after careful consideration of these issues, the board is recommending to our shareholders that we amend our certificate of incorporation to eliminate our classified board structure over three years in favor of annual elections of directors, and amend our bylaws to provide for majority voting in uncontested director elections, as more specifically described in Proposal 2 and Proposal 3 below.

Black Knight, Inc.	24

PROPOSAL NO. 2: SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Board has approved and recommends your approval of our Second Amended and Restated Certificate of Incorporation that provides for the elimination of the classified structure of our board over a three-year period. We refer to this proposal as the Charter Proposal.

The Charter Proposal eliminates the classification of the board over a three-year period, provides for the annual election of all directors beginning at the 2022 Annual Meeting, and makes certain conforming and technical changes to our Second Amended and Restated Certificate of Incorporation. Board declassification would be phased-in over a three-year period, beginning at the 2020 Annual Meeting, at and after which directors would be elected to one-year terms as the incumbents’ three-year terms expire.

The Charter Proposal would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendments (including directors elected at this annual meeting). Accordingly, the three-year term for the Class II directors elected at the 2017 Annual Meeting would expire as originally scheduled at the 2020 annual meeting, the three-year term for the Class III directors elected at the 2018 Annual Meeting would expire as originally scheduled at the 2021 Annual Meeting, and the three-year term for the Class I directors elected at the 2019 Annual Meeting would expire at the 2022 Annual Meeting.

The implementation of the declassification of the board pursuant to the Charter Proposal would commence at the 2020 Annual Meeting. Director nominees standing for election at the 2020 Annual Meeting and each annual meeting of shareholders thereafter would be elected to serve a one-year term. Beginning with the 2022 Annual Meeting, all directors would stand for annual elections. The table below summarizes the proposed implementation of the declassification under this approach:

Annual Meeting Year/Class	Length of Term For Directors Elected	Year Term Would Expire	Portion of the Board Elected at the Annual Meeting
2019	3 Years	2022	2 of 7
2020	1 Year	2021	3 of 7
2021	1 Year	2022	5 of 7
2022 and thereafter	Annual Election	One Year Later	7 of 7

25	Black Knight, Inc.

Under our current classified board structure, directors may only be removed with cause. Section 141(k) of the Delaware General Corporation Law requires that directors serving on a non-classified board may be removed by shareholders either with or without cause. Therefore, if amended as proposed, our Second Amended and Restated Certificate of Incorporation will provide that any director elected to serve on the board at the 2020 Annual Meeting or thereafter may be removed from office by the shareholders of the Company, with or without cause, by the affirmative vote of the holders of a majority of the outstanding capital stock of the Company then entitled to vote generally in the election of directors.

The affirmative vote of a majority of the shares of our common stock entitled to vote and present in person or represented by proxy and entitled to vote is required to approve Charter Proposal. A copy of the Company’s Second Amended and Restated Certificate of Incorporation as it is proposed to be amended and restated is attached to this proxy statement as Annex A. If approved, the proposed Second Amended and Restated Certificate of Incorporation would become effective upon its filing with the Secretary of State of the State of Delaware, which the Company would do promptly after shareholder approval is obtained. If the Charter Proposal is not approved, the Company’s current classified board structure will continue.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL NO. 3: MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

The board of directors proposes and recommends that shareholders approve a proposal for the board to amend our bylaws to provide for the election of directors by an affirmative vote of the majority of the votes cast in uncontested director elections. Our bylaws currently provide for the election of directors by a plurality of votes cast.

If this proposal is approved by the requisite vote of shareholders, the board will take action prior to our next annual shareholders’ meeting to amend our bylaws to provide that directors shall be elected by a majority of the votes cast in an uncontested director election, that is, where the number of nominees for director equals the number of directors to be elected by the shareholders at a meeting. In the event of a contested director election, that is where the number of nominees for director exceeds the number of directors to be elected by the shareholders at a meeting, directors would be elected by a plurality of the votes cast.

Black Knight, Inc.	26

If this proposal is approved by the requisite vote of shareholders, the board will take action to further amend our bylaws to provide that if an incumbent director does not receive a majority of the votes cast in an uncontested election, the director will be required to promptly tender his resignation to the board. The board will determine, in consultation with our corporate governance and nominating committee, whether to accept or reject the tendered resignation. An explanation of the determination by the board will be publicly disclosed. If a resignation is accepted, the board will be authorized under our bylaws to fill any resulting vacancy as permitted by the bylaws. Our board would also approve related changes to our Corporate Governance Guidelines.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS.

CERTAIN INFORMATION ABOUT

OUR EXECUTIVE OFFICERS

The executive officers of the Company are set forth in the table below, together with biographical information, except for Messrs. Foley and Jabbour, whose biographical information is included in this proxy statement under the section titled “Certain Information about our Directors—Information About the Director Nominees and Continuing Directors.”

Name	Position with Black Knight	Age
William P. Foley, II	Executive Chairman	74
Anthony M. Jabbour	Chief Executive Officer	51
Joseph M. Nackashi	President	55
Michael L. Gravelle	Executive Vice President and General Counsel	57
Kirk T. Larsen	Executive Vice President and Chief Financial Officer	47
Michele M. Meyers	Chief Accounting Officer and Treasurer	39
Anthony Orefice	Executive Vice President and Chief Operating Officer	58

27	Black Knight, Inc.

Joseph M. Nackashi. Mr. Nackashi has served as our President since July 2017. Mr. Nackashi previously served as President of our Servicing Software division since January 2014, and served as our Chief Information Officer from January 2014 until June 2015. Mr. Nackashi previously served as Executive Vice President and Chief Information Officer of LPS from July 2008 until LPS was acquired by FNF in January 2014.

Michael L. Gravelle. Mr. Gravelle has served as the Executive Vice President and General Counsel of Black Knight since December 2014, and served as Corporate Secretary of Black Knight from December 2014 until May 2018. Mr. Gravelle served as Executive Vice President, General Counsel and Corporate Secretary of BKFS LLC since January 2014. Mr. Gravelle has also served as Executive Vice President, General Counsel and Corporate Secretary of FNF since January 2010, and as Executive Vice President, General Counsel and Corporate Secretary of Cannae since July 2017. Mr. Gravelle also served as Senior Vice President, General Counsel and Corporate Secretary of Remy International, Inc. from February 2013 through March 2015.

Kirk T. Larsen. Mr. Larsen has served as our Executive Vice President and Chief Financial Officer since December 2014 and served as Executive Vice President and Chief Financial Officer of BKFS LLC since January 2014. Prior to joining BKFS LLC, Mr. Larsen served as the Corporate Executive Vice President, Finance and Treasurer of FIS from July 2013 until December 2013 and as Senior Vice President and Treasurer from October 2009 until July 2013.

Michele M. Meyers. Ms. Meyers has served as our Chief Accounting Officer since February 2019, and as our Treasurer since April 2019. Ms. Meyers previously served as the Company’s Vice President of Finance and Controller since March 2015. Prior to joining Black Knight, Ms. Meyers served as the Vice President and Corporate Controller of Altisource Portfolio Solutions S.A. from July 2012 to January 2015. Ms. Meyers began her career with Deloitte & Touche LLP, where she held various titles of increasing responsibility, last serving in the role of Audit Senior Manager.

Anthony Orefice. Mr. Orefice has served as our Executive Vice President and Chief Operating Officer since December 2014 and as Executive Vice President and Chief Operating Officer for BKFS LLC since January 2014. Prior to that, Mr. Orefice served as an associate partner at the technology consulting firm Booz Allen Hamilton from 2011 to 2013.

Black Knight, Inc.	28

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures that follow. This discussion contains forward looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

In this compensation discussion and analysis, we provide an overview of our approach to compensating our named executive officers in 2018, including the objectives of our compensation programs and the principles upon which our compensation programs and decisions are based. In 2018, our named executive officers were:

• William P. Foley, II, Executive Chairman

• Anthony M. Jabbour, Chief Executive Officer

• Joseph M. Nackashi, President

• Kirk T. Larsen, Executive Vice President and Chief Financial Officer

• Anthony Orefice, Executive Vice President and Chief Operating Officer

• Thomas J. Sanzone (Chief Executive Officer until April 1, 2018)

On April 1, 2018, Mr. Sanzone stepped down from his role as Chief Executive Officer and Anthony M. Jabbour was appointed as Chief Executive Officer of Black Knight. Mr. Sanzone was appointed Vice Chairman of the board of directors on May 1, 2018. Mr. Sanzone’s compensation following his transition from Chief Executive Officer to Vice Chairman is described below under “Transition and Termination Payments”. Following a successful transition period, Mr. Sanzone resigned from our board of directors on December 2, 2018.

Executive Summary

2018 was another strong year for Black Knight, as we consistently executed against our long-term strategic objectives to drive growth. We continued our successes in cross-selling our solutions to existing clients, winning new clients in existing markets and delivering innovative solutions while demonstrating disciplined cost management and efficiently allocating capital.

29	Black Knight, Inc.

Financial Highlights

In 2018, we generated Revenues of $1,114.0 million, an increase of 6% compared to 2017, and Net earnings attributable to Black Knight of $168.5 million, or $1.14 per diluted share, compared to $182.3 million, or $1.47 per diluted share, in 2017. The results for 2017 included a $110.9 million, or $0.73 per diluted share, income tax benefit related to the revaluation of our net deferred income tax liability as a result of the Tax Cuts and Jobs Act of 2017 (the Tax Reform Act).

Adjusted Revenues in 2018 were $1,116.5 million, an increase of 6% over the prior year, and Adjusted EBITDA was $542.5 million, an increase of 7% compared to 2017. Adjusted Net Earnings Per Share was $1.87, an increase of 36% compared to 2017. Our growth in Adjusted Revenues, Adjusted EBITDA and Adjusted Net Earnings Per Share was primarily driven by strong performance in our Software Solutions, a lower effective tax rate, and lower interest expense.

Reflecting the solid financial results, strong new sales wins, and strength of our business model, our shares have outperformed broad market and sector indices since we completed our initial public offering on May 26, 2015. The closing price of our stock on December 31, 2018 was $45.06, an increase of 66.2% above the closing price on May 20, 2015, the date Black Knight Financial Services, Inc. Class A common stock commenced trading on the New York Stock Exchange. These results compare to a total return of 27.0% for the S&P 500 and 59.6% for the S&P North American Technology Sector Index for the period from May 20, 2015 to December 31, 2018.

* The decrease in Net earnings and Diluted EPS is primarily related to the one-time non-cash tax benefit recorded in 2017 related to the Tax Reform Act described above.

Black Knight, Inc.	30

Adjusted Revenues, Adjusted EBITDA and Adjusted Net Earnings Per Share are non-GAAP financial measures. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics” on page 35 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for a reconciliation of these measures to the most directly comparable GAAP measures.

Our Compensation Programs are Driven by Our Business Objectives

Our compensation committee believes it is important to reward our executives for strong performance in an industry with significant operational and regulatory challenges, and to incentivize them to deliver strong results for our investors by expanding our client relationships, continuing to innovate our solutions set and pursuing new market opportunities. At the same time, our compensation committee believes it is important to disincentivize our executives from taking unnecessary risks. The compensation committee believes that our compensation programs are structured to foster these goals.

We believe that our executive compensation programs are structured in a manner to support our company and to achieve our business objectives. For 2018, our executive compensation approach was designed with the following goals:

•              Sound Program Design. We designed our compensation programs to fit with our company, our strategy and our culture. There are many facets and considerations that enter into this equation, some of which are discussed below in “—Compensation Best Practices.” Consequently, we aim to deliver a sound compensation program, reflecting a comprehensive set of data points and supporting our success.

•              Pay for Performance. We designed our compensation programs so that a substantial majority of our executives’ compensation is tied to our performance. We used pre-defined performance goals under our cash-based Black Knight, Inc. Incentive Plan, or the Annual Incentive Plan, to make pay-for-performance the key driver of the cash compensation levels paid to our named executive officers. For 2018, we took a fresh look at our performance measures and added Adjusted Net Earnings Per Share, or Adjusted EPS, New Sales Contract Value, and strategic risk management objectives in addition to Adjusted Revenues and Adjusted EBITDA. The financial performance measures we use are key components in the way we and our investors view our operating success and are highly transparent and objectively determinable. The committee incorporated the strategic risk management objective because it was reflective of the priority that the board places on our executives’ oversight and management of the risks facing our business. To complement the Annual Incentive Plan, we used performance-based restricted stock awards in 2018. These grants tie executives to our shareholder return and our operating performance over the long-term. Also, these performance-based awards are linked to our executive stock ownership guidelines, where together the grants and the guidelines strongly promote long-term stock ownership and provide direct alignment with our shareholders.

31	Black Knight, Inc.

•              Competitiveness. Total compensation is intended to be competitive in order to attract, motivate and retain highly qualified and effective executives who can build shareholder value over the long-term. The level of pay our compensation committee sets for each named executive officer is influenced by the executive’s leadership abilities, scope of responsibilities, experience, effectiveness, and individual performance achievements, as well as a detailed assessment of the compensation paid by our peers.

•              Incentive Pay Balance. We believe the portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Annual and long-term incentive compensation opportunities should reward the appropriate balance of short and long-term financial and strategic business results. Long-term incentive compensation opportunities should significantly outweigh short-term cash-based opportunities. Annual objectives should be compatible with sustainable long-term performance.

•              Investor Alignment and Risk Assumption. We place a strong emphasis on delivering long-term results for our investors and clients and discourage excessive risk taking by our executive officers.

•              Good Governance. Good compensation governance plays a prominent role in our approach to compensation. As discussed in the next section, our compensation committee, the Chairman of our Compensation Committee and our Chief Executive Officer review current trends in compensation governance and adopt policies that work for us.

We believe it is important to deliver strong results for our investors and clients, and we believe our practice of linking compensation with corporate performance will help us to accomplish that goal.

Compensation Best Practices

We take a proactive approach to compensation governance. Our compensation committee regularly reviews our compensation programs and makes adjustments that it believes are in the best interests of the company and our investors. As part of this process, our compensation committee reviews compensation trends and considers current best practices, and makes changes in our compensation programs when the committee deems it appropriate, all with the goal of continually improving our approach to executive compensation. We are also committed to hearing and responding to the views of our shareholders. Throughout 2018, our officers met with investors on numerous occasions, both in group and one-on-one settings. The investors with whom we met in 2018 represented 15 of our top 20 shareholders, who collectively owned more than 50% of our shares as of December 31, 2018. At these meetings, our officers discuss a variety of topics, including our operational and stock performance, corporate governance and executive compensation matters. We report and discuss these meetings with our board or applicable board committees, as appropriate. Our compensation programs include the following notable best practices:

Black Knight, Inc.	32

Things We Do:	Things We Don’t Do:

Set a high ratio of performance-based compensation to total compensation, and a low ratio of non-performance-based compensation, including fixed benefits, perquisites and salary, to total compensation.

Provide tax gross ups or reimbursement of taxes on perquisites.
Adopted aggressive stock ownership guidelines and linked the guidelines to a holding period requirement for executives and directors who have not met the guidelines.	Permit the repricing of stock options or any equivalent form of equity incentive.
Clawback any overpayments of incentive-based or equity-based compensation that were attributable to restated financial results.	Have multi-year guarantees for salary increases, non-performance-based bonuses or guaranteed equity compensation in our executive employment agreements.
Our compensation committee sets maximum levels of awards payable under our Annual Incentive Plan, and our equity incentive plan has a limited award pool.	Employment agreements do not allow tax gross ups for compensation paid due to a change of control and do not contain single trigger severance payment arrangements related to a change of control.

Our long-term equity incentive awards utilize a vesting schedule of at least three years, and awards granted under our omnibus incentive plan vest no sooner than one year after the grant date, except in the case of unanticipated, early vesting due to death, disability or a change in control, with a standard carveout for awards relating to no more than 5% of the plan’s share reserve.

Require that any dividends or dividend equivalents on restricted stock are subject to the same underlying vesting requirements applicable to the awards – that is, no payment of dividends or dividend equivalents are made unless and until the award vests.

Use a performance-based vesting provision in our annual restricted stock grants to our officers, including our named executive officers.
Pay dividends or dividend equivalents only on equity awards that vest.
Separate the positions of Chief Executive Officer and Chairman.
Limit perquisites.
Our compensation committee uses an independent compensation consultant who reports solely to the compensation committee and does not provide separate services to management.

33	Black Knight, Inc.

Overview of Our Compensation Programs

Principal Components of Compensation

We link a significant portion of each named executive officer’s total annual compensation to performance goals that are intended to deliver measurable results. Executives are generally rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material ownership stakes for executives assist in aligning executives’ interests with those of shareholders and strongly motivates executives to build long-term value. We structure our compensation programs to assist in creating this link.

The following chart illustrates the principal elements of our named executive officer compensation program in 2018:

Fixed	Short Term	Long-term
Compensation	Incentives	Incentives

Base Salary	Annual Cash Incentive	Perfor- mance-based Restricted Stock	Benefits

Fixed cash component with annual merit increase opportunity based on responsibilities, individual performance results and other considerations.	Annual cash award for profitability, growth, operating strength and risk oversight during the year.

Annual restricted stock grants with service and performance-based vesting conditions tied to operating strength and efficiency. Restricted stock vesting is also tied to our stock ownership guidelines to promote significant long-term stock ownership.

Employee stock purchase plan; 401(k) plan and deferred compensation plan; and limited perquisites.

Link to Performance	Link to Performance	Link to Performance

Individual performance	Adjusted Revenues, Adjusted EBITDA, Adjusted EPS, New Sales Contract Value and Strategic Risk Management	Adjusted EBITDA and Shareholder Returns

Black Knight, Inc.	34

The principal components of our executive compensation program for 2018 were base salaries, annual cash incentives under our Annual Incentive Plan, and long-term performance-based equity incentive awards. In 2018, our compensation committee placed heavy emphasis on the at risk, performance-based components of performance-based cash incentives and performance-based equity incentive awards. The compensation committee determined the appropriate value of each component of compensation after considering each executive’s level of responsibility, the individual skills, experience and potential contribution of each executive, and the ability of each executive to impact company wide performance and create long-term value. As shown in the table below, with the exception of Mr. Jabbour’s compensation, on average approximately 86% of total compensation was based on performance-based incentives and benefits comprised less than 5% of total compensation. Excluding the one-time time-based restricted stock award Mr. Jabbour received to make him whole for the value of equity awards he forfeited upon leaving his position at FIS, approximately 95% of Mr. Jabbour’s compensation was based on performance-based incentives.

The compensation committee believes a significant portion of an executive officer’s compensation should be allocated to compensation that effectively aligns the interests of our executives with the long-term interests of our investors. In particular, with respect to Messrs. Foley and Jabbour, our compensation committee considered the critical role they play in our organization, especially with respect to achieving our strategic goals and long-term growth and success, and the paramount importance of retaining their services and continued focus and dedication. The structure and terms of the compensation provided to Messrs. Foley and Jabbour is also reflective of the role they play within our organization, with the substantial majority being performance-based contingent upon achievement of specified performance objectives.

Allocation of Total Compensation for 2018

The following tables show the allocation of 2018 total compensation for our named executive officers, other than Mr. Sanzone, as reported in the Summary Compensation Table below, among the various components. The compensation committee believed this allocation to be appropriate after consideration of the factors described above. We have excluded Mr. Sanzone because he served as an executive officer for only the first three months of the year.

Name	Salary	Performance Based Restricted Stock	Time-Based Restricted Stock	Annual Cash Incentive	Benefits & Other Compensation	Total Compensation	Performance Based Compensation(1)

William P. Foley, II	5.0%	63.6%	0.0%	26.8%	4.6%	100.0%	90.4%
Anthony M. Jabbour	2.6%	36.1%	45.5%	15.7%	0.1%	100.0%	51.8%
Joseph M. Nackashi	14.1%	62.5%	0.0%	22.3%	1.1%	100.0%	84.8%
Kirk T. Larsen	15.6%	58.7%	0.0%	24.5%	1.2%	100.0%	83.2%
Anthony Orefice	13.4%	65.3%	0.0%	21.1%	0.2%	100.0%	86.4%

(1) Calculated from Total Compensation, less the amounts included in “Salary”, “Time-Based Restricted Stock” and “Benefits and Other Compensation.”

35	Black Knight, Inc.

Analysis of Compensation Components

Note that the financial measures used as performance targets for our named executive officers described in this discussion are non-GAAP measures and differ from the comparable GAAP measures reported in our financial statements. We explain how we use these non-GAAP measures in our discussions about incentives below.

Base Salary

Base salaries reflect the fixed component of the compensation for an executive officer’s ongoing contribution to the operating performance of his or her area of responsibility. We provide our named executive officers with base salaries that are intended to provide them with a level of assured, regularly paid cash compensation that is competitive and reasonable. Messrs. Foley’s, Nackashi’s, Larsen’s, Orefice’s and Sanzone’s 2018 base salaries were unchanged from 2017. Mr. Jabbour’s base salary was set at $750,000 for 2018, which was consistent with his employment agreement. Our compensation committee reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considers the peer compensation data provided by our compensation consultant, Strategic Compensation Group, LLC, or SCG, as well as a number of qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance.

Annual Performance-based Cash Incentive

In 2018, we awarded annual cash incentive opportunities to each named executive officer under our Annual Incentive Plan. We use the Annual Incentive Plan to provide a form of at risk, performance-based pay that is focused on achievement of critical, objectively measureable, financial objectives. These financial objectives are tied to our annual budget and our strategic planning process, which provide the basis for communicating our performance expectations to the investment community. It is reviewed in detail and approved by our board. Consistent with prior years, the 2018 annual cash incentives were conditioned upon the achievement

Black Knight, Inc.	36

of pre-defined objectives for fiscal year 2018, which were determined by our compensation committee. In 2018, our plan utilizes four objective financial metrics that are tied to an aggregate of 90% total achievable incentive, with the remaining 10% tied to strategic risk management objectives. The compensation committee has the authority to reduce (but not increase) an executive’s incentive. The performance measures used under our incentive plans are formulaic, established by the compensation committee in writing not later than 90 days into the applicable performance period, and, as applicable, payment amounts are determined based on our audited and reported financial results.

Our annual cash incentives play an important role in our approach to total compensation. They motivate participants to work hard and proficiently toward improving our operating performance and achieving our business plan for a fiscal year. We tied 90% of the cash incentive to defined annual financial or operational performance goals that must be achieved, and the remaining 10% of the cash incentive is tied to objectives related to the management of our strategic risks. We believe that achieving our financial and risk objectives is a result of executing our business strategy, strengthening our services and solutions, improving client satisfaction and gaining new clients, while successfully managing the financial and strategic risks to our business, and is important to delivering long-term value for our shareholders. In addition, the cash incentive program helps to attract and retain a highly qualified workforce and to maintain a market competitive compensation program.

In the first quarter of 2018, our compensation committee approved the 2018 performance objectives and a target incentive opportunity for our named executive officers as well as the potential incentive opportunity range for threshold and maximum performance. No annual incentive payments are payable to an executive officer if the pre-established, threshold performance levels are not met, and payments are capped at the maximum performance payout level. Award targets under the Annual Incentive Plan were established by our compensation committee as described above for our executive officers as a percentage of each individual’s base salary. Our named executive officers’ 2018 target incentive opportunities were the same as their 2017 target incentive opportunities, and Mr. Jabbour’s 2018 target incentive opportunity was set at a level consistent with his employment agreement.

The amount of the annual incentives actually paid depends on the level of achievement of the pre-established goals as follows:

•              If threshold performance is not achieved, no incentive will be paid.

•              If threshold performance is achieved, the incentive payout will equal 50% of the executive officer’s target incentive opportunity.

•              If target performance is achieved, the incentive payout will equal 100% of the executive officer’s target incentive opportunity.

37	Black Knight, Inc.

•              If maximum performance is achieved, the incentive payout will equal 200% of the executive officer’s target incentive opportunity, except for Mr. Foley and Mr. Jabbour, whose maximum incentive payout is equal to 300% of his target incentive opportunity.

•              Between these levels, the payout is prorated.

Threshold performance levels were established to challenge our executive officers. Maximum performance levels were established to limit annual incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels. An important tenet of our pay for performance philosophy is to utilize our compensation programs to motivate our executives to achieve performance levels that reach beyond what is expected of us as a company.

Target performance levels are intended to be difficult to achieve, but not unrealistic. The performance targets were based on discussions between management and our compensation committee. In setting 2018 performance metrics, our compensation committee considered our 2018 financial plan with additional consideration given to prior year performance (with the 2018 target goals set above 2017 achievement).

The percentage weight of each performance metric equates to the maximum percentage of incentive awards payable upon achieving the threshold, target or maximum performance level determined for such performance metric. The relative percentage weights for the performance metrics sum to 100%, and therefore 100% of the annual incentive awards would potentially be payable if target performance levels were achieved for both of the 2018 performance metrics.

For 2018, our compensation committee approved performance criteria, of which 90% were financial performance metrics and 10% was a risk-based performance criteria. The 2018 financial performance metrics and weightings were Adjusted Revenues (20%), Adjusted EBITDA (20%), Adjusted EPS (20%) and New Sales Contract Value (30%). These performance metrics are among the most important measures in evaluating the financial performance of our business, and they can have a significant effect on long-term value creation and the investment community’s expectations. In the following table, we explain how we calculate or assess the financial performance measures and why we use them.

Black Knight, Inc.	38

Performance Measure	Weight	How Calculated	Reason for Use

Adjusted Revenues	20%

We define Adjusted Revenues as Revenues adjusted to include the revenues that were not recorded by Black Knight during the respective period due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. For annual incentive purposes, we also exclude the effect of acquisitions and divestitures.

Adjusted Revenues is an important measure of our growth, our ability to satisfy our clients and gain new clients and the effectiveness of our services and solutions. Adjusted Revenues is widely followed by the investment community.

Adjusted EBITDA	20%

We define Adjusted EBITDA as Net earnings, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to (i) Depreciation and amortization; (ii) Impairment charges; (iii) Interest expense, net; (iv) Income tax expense (benefit); (v) Other expense, net; (vi) deferred revenue purchase accounting adjustment; (vii) equity-based compensation, including related payroll taxes; (viii) costs associated with debt and/or equity offerings, including the Spin-Off; (ix) Spin-Off related transition costs; (x) acquisition-related costs, including ongoing costs pursuant to a purchase agreement; and (xi) costs associated with executive transition. For annual incentive purposes, we also exclude the effect of acquisitions and divestitures.

Adjusted EBITDA reflects our operating strength and efficiency. It also reflects our ability to convert revenue into operating profits for shareholders. Adjusted EBITDA is a common basis for enterprise valuation and widely followed by the investment community.

Adjusted EPS	20%

We define Adjusted EPS as Adjusted Net Earnings divided by the diluted weighted average shares of common stock outstanding for the period. Adjusted Net Earnings is defined as Net earnings, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to: (i) the net incremental depreciation and amortization adjustments associated with the application of purchase accounting; (ii) deferred revenue purchase accounting adjustments (iii) equity-based compensation, including related payroll taxes; (iv) costs associated with debt and/or equity offerings, including the Spin-Off; (v) Spin-Off related transition costs; (vi) acquisition-related costs, including ongoing costs pursuant to a purchase agreement; (vii) costs associated with executive transition; (viii) significant legal and regulatory matters; and (ix) adjustment for income tax expense primarily related to the tax effect of non-GAAP adjustments, the revaluation of our net deferred tax liability related to purchase accounting, equity-based compensation and debt modifications and the deferred tax revaluation adjustment as a result of the Tax Reform Act for annual incentive purposes, we also exclude the effect of acquisitions and divestitures.

			Adjusted earings per share reflects our profibility and growth, and is widely followed by the investment community.

New Sales Total Contract Value	30%

We define New Sales Total Contract Value as (1) the aggregation of all monthly charges, excluding non-recurring professional services, expected to be received over the life of new contracts with an initial term of 18 months or greater, and (2) the incremental monthly charges as a result of the renewal of existing contracts with clients, in each case when the contract was entered into during the respective year.

New Sales Total Contract Value is a driver of future revenue growth. It rewards management for success at selling new products and services to our clients and gaining new clients. We believe this performance measure is a tangible indication of how well our executives’ immediate efforts will grow Adjusted Revenues, Adjusted EBITDA and Adjusted EPS in future years.

39	Black Knight, Inc.

Adjusted Revenues, Adjusted EBITDA, and Adjusted EPS are non-GAAP financial measures that we believe are useful to investors in evaluating our overall financial performance. We believe these measures provide useful information about operating results and profitability, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

In 2018, our compensation committee introduced a qualitative risk-based performance criteria to our annual incentive plan based on the importance our board places on management’s actions to manage and mitigate risk across Black Knight. To emphasize the significance of information technology risk and other risks to our organization and to focus our executives on managing these risks, the committee determined to tie 10% of our executives’ annual incentive plan award to the achievement of the Company’s risk objectives for 2018. The Committee determined that the Company had achieved its risk objectives based upon a report provided by the Chairman of our Risk Committee on the reduction of the Company’s overall risk profile and various risk achievements in 2018.

Set forth below are the relative percentage weights of the 2018 performance metrics, the threshold, target and maximum performance levels for each performance metric and 2018 performance results. Our compensation committee set the Adjusted Revenues, Adjusted EBITDA and Adjusted EPS targets for the 2018 incentives above 2017 actual results, reflecting the committee’s commitment to using rigorous goals that incentivize and reward continued growth in these important measures. New Sales Total Contract Value was set at a level to encourage our executives to strive to close new business with our existing and new customers across our various divisions to drive growth of recurring revenues in 2018 and beyond. For information on the ranges of possible payments under our Annual Incentive Plan, see “—Grants of Plan Based Awards” under the column “Estimated Possible Payouts Under Non Equity Incentive Plan Awards.” Dollar amounts are in millions.

Performance Metric	Weight	Threshold	Target	Maximum	Performance Result(1)	Payout Factor(2)

Adjusted Revenues	20%	$1,082.5	$1,116.0	$1,132.7	$1,115.0	97%
Adjusted EBITDA	20%	$511.1	$538.0	$551.5	$543.5	141%
Adjusted EPS	20%	$1.68	$1.77	$1.84	$1.88	200%
New Sales Total Contract Value (CV)	30%	$200.0	$245.0	$290.0	$296.0	200%
Strategic Risk Objectives	10%	–	–	–	Achieved	100%

(1) As noted above, excludes the effect of acquisitions in 2018.

(2) Payout factor reflects maximum target of 200%. For Messrs. Foley and Jabbour, whose maximum payout is 300%, Payout factor is 97%, 181%, 300%, 300% and 100% for the performance metrics listed above.

Black Knight, Inc.	40

The table below shows each named executive officer’s 2018 target incentive opportunity and the amounts actually paid under the Annual Incentive Plan.

Name	2018 Base Salary	2018 Annual Incentive Target	2018 Incentive Pay Target	Actual Performance Multiplier	2018 Total Incentive Earned

William P. Foley, II	$600,000	250%	$1,500,000	216%	$3,237,000
Anthony M. Jabbour(1)	$750,000	200%	$1,500,000	216%	$3,237,000
Joseph M. Nackashi	$600,000	100%	$600,000	158%	$946,000
Kirk T. Larsen	$450,000	100%	$450,000	158%	$709,000
Anthony Orefice	$450,000	100%	$450,000	158%	$709,000
Thomas J. Sanzone(2)	$750,000	200%	$369,863	158%	$591,000

(1) In accordance with his employment agreement, Mr. Jabbour received a full annual incentive plan award for 2018.

(2) Reflects a prorated Incentive Pay Target and Total Incentive Earned for Mr. Sanzone for the portion of the year he served as Chief Executive Officer (January 1, 2018 through March 31, 2018).

Long-term Equity Incentives

Performance-based Restricted Stock

We typically approve our long-term equity incentive awards during the first quarter as the compensation committee sets our compensation strategy for the year. In February 2018, we used the Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the Omnibus Incentive Plan) to grant long-term incentive awards to our executive officers in the form of performance-based restricted stock. Mr. Jabbour received a similar award upon joining the Company in April 2018. The performance-based restricted stock awards granted in 2018 vest over three years based on continued employment with us and provided we achieve a performance target of Adjusted EBITDA of $506 million for the period of January 1, 2018 to December 31, 2018. The Adjusted EBITDA goal of $506 million exceeds our 2017 actual Adjusted EBITDA. We achieved Adjusted EBITDA of $543.5 million for this period, including adjustments to exclude the effect of businesses acquired during 2018. The awards were designed with a primary objective of creating a long-term retention incentive, the value of which is tied to our stock price performance, and a secondary objective of requiring that management achieve Adjusted EBITDA results that were equal to or better than the prior year performance.

We selected Adjusted EBITDA because it is one of the most important measures in evaluating our operating strength and efficiency. It also reflects our ability to convert revenue into operating profits for shareholders and our progress toward achieving our long-term strategy. It is a key measure used by investors and has a significant effect on our long-term stock price.

41	Black Knight, Inc.

For our performance-based restricted stock, Adjusted EBITDA is calculated as noted above under “Annual Performance-based Cash Incentive.”

To the extent we were to pay dividends on our shares, credit for such dividends would be provided on unvested shares, but payment of those dividends is subject to the same vesting requirements as the underlying shares—in other words, if the underlying shares do not vest, the dividends are forfeited. We have not paid any cash dividends to date and have no current plans to pay any cash dividends for the foreseeable future.

Time-Based Restricted Stock

In order to incent Mr. Jabbour to join our company and make him whole for the value of equity awards he forfeited upon leaving his position at FIS, our compensation committee granted to Mr. Jabbour a one-time time-based restricted stock award. Mr. Jabbour’s time-based award has a grant date fair value of $9.4 million. Mr. Jabbour’s one-time time-based restricted stock award vests as follows: $2.3 million (or 49,041 shares) on November 1, 2018, $5.3 million (or 113,007 shares) on July 1, 2019, and $1.8 million (or 38,379 shares) on July 1, 2020. The value of the award and the vesting conditions are approximately equal to the value and vesting conditions of the FIS equity awards forfeited by Mr. Jabbour. As with our performance-based restricted stock awards, to the extent we were to pay dividends on our shares, credit for such dividends would be provided on unvested shares, but payment of those dividends is subject to the same vesting requirements as the underlying shares

We Promote Long-term Stock Ownership for our Executives

Our named executive officers and our board of directors maintain significant long-term investments in our company. Collectively, as reported in the table “Security Ownership of Management and Directors,” they beneficially own an aggregate of 6,628,009 shares of our common stock, which represents 4.4% of our outstanding common stock. The fact that our executives and directors hold such a large investment in our shares is part of our culture and our compensation philosophy. Management’s sizable investment in our shares aligns their economic interests directly with the interests of our shareholders, and their wealth will rise and fall as our share price rises and falls. This promotes teamwork among our management team and strengthens the team’s focus on achieving long-term results and increasing shareholder return.

We have formal stock ownership guidelines for all corporate officers, including our named executive officers and members of our board of directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and, thereby, align a significant portion of their own economic interests with those of our shareholders. Further, the award agreements for our 2018 restricted stock awards provide that our executives who do not hold shares of our stock with a value sufficient to satisfy the applicable stock ownership guidelines must retain 50% of the shares acquired as a result of the lapse of vesting restrictions until the executive satisfies the applicable stock ownership guideline. The ownership levels are shown in the “Security Ownership of Management and Directors” table above. The guidelines call for the executive to reach the ownership multiple within four years. Shares of restricted stock count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Black Knight, Inc.	42

Position	Minimum Aggregate Value

Executive Chairman and Chief Executive Officer	7 × base salary
Other Executive Officers	2 × base salary
Members of the Board	5 × annual cash retainer

Each of our named executive officers and non-employee directors met these stock ownership guidelines as of December 31, 2018.

Benefit Plans

We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. In addition, our named executive officers are eligible to participate in broad-based health and welfare plans. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

401(k) Plan. Our domestic employees, including our named executive officers, have the opportunity to participate in the Black Knight 401(k) Profit Sharing Plan, or 401(k) Plan, our defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. Our 401(k) Plan contained a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Participating employees could contribute up to 40% of their eligible compensation, but not more than statutory limits, generally $18,500 in 2018.

A participant could receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions, if any, occurs proportionally each year over three years based on continued employment.

Employee Stock Purchase Plan. We maintain an employee stock purchase plan, or ESPP, through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants in the ESPP may deduct up to 15% of their after-tax base pay. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For officers, including our named executive officers, matching contributions are equal to 1/2 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution was made. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. For information regarding the matching contributions made to our named executive officers in 2018 see “—Summary Compensation Table” under the column “All Other Compensation” and the related footnote.

43	Black Knight, Inc.

Deferred Compensation Plan. Our named executive officers are eligible to defer receipt of their compensation under the Black Knight Deferred Compensation Plan. None of our named executive officers have deferred any compensation under the Black Knight Deferred Compensation Plan.

Health and Welfare Benefits. We sponsor various broad-based health and welfare benefit plans for our employees. We provide all our employees, including our named executive officers, with basic life insurance and the option for additional life insurance. The taxable portion of the premiums on this additional life insurance for our named executive officers is reflected below under “—Summary Compensation Table” under the column “All Other Compensation” and related footnote.

Other Benefits. We provide few perquisites to our executives. In general, the perquisites provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. The compensation committee regularly reviews the perquisites provided to our executive officers. Further detail regarding executive perquisites in 2018 can be found in the “— Summary Compensation Table” under the column “All Other Compensation” and the related footnote.

Employment Agreements and Post-Termination Compensation and Benefits

We have entered into employment agreements with our named executive officers. These agreements provide us and the executives with certain rights and obligations following a termination of employment, and in some instances, following a change of control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. For a discussion of the material terms of these agreements, see the narrative following “—Grants of Plan Based Awards” and “—Potential Parachute Payments Upon Termination or Change in Control.”

Role of Compensation Committee, Compensation Consultant and Executive Officers

Our compensation committee is responsible for reviewing, approving and monitoring all compensation programs for our named executive officers. Our compensation committee is also responsible for administering our annual cash incentives under our Annual Incentive Plan, our Omnibus Incentive Plan and approving individual grants and awards under those plans for our named executive officers.

Our compensation committee engaged SCG, an independent compensation consultant, to conduct an annual review of our compensation programs for our named executive officers and other key executives and our board of directors. SCG was selected, and its fees and terms of engagement were approved, by our compensation committee. SCG reported directly to the compensation committee, received compensation only for services related to executive compensation issues and neither it nor any affiliated company provided any other

Black Knight, Inc.	44

services to us. In March 2019, the compensation committee reviewed the independence of SCG in accordance with the rules of the NYSE regarding the independence of consultants to the compensation committee, and affirmed the consultant’s independence.

Our Executive Chairman, Mr. Foley, participated in the 2018 executive compensation process by making recommendations with respect to equity-based incentive compensation awards and Messrs. Sanzone’s and Jabbour’s compensation generally. In February 2018, our Chief Executive Officer, Mr. Sanzone, made recommendations with respect to his direct reports. In addition, Mr. Gravelle, our Executive Vice President and General Counsel, and Colleen Haley, our Senior Vice President and Corporate Secretary, coordinated with our compensation committee members and the consultant in preparing the committee’s meeting agendas and, at the direction of the committee, assisted SCG in gathering our financial information and information on our executives’ existing compensation arrangements for inclusion in SCG’s reports to our compensation committee. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

While our compensation committee carefully considers the information provided by, and the recommendations of, SCG and the individuals who participate in the compensation process, our compensation committee retains complete discretion to accept, reject or modify any compensation recommendations.

Establishing Executive Compensation Levels

We operate in a highly competitive industry and compete with our peers and competitors to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary for building long-term value, motivate our executives to perform at a high level and reward outstanding achievement, our executives’ compensation levels are set at levels that our compensation committee believes to be appropriate and competitive based upon the considerations and factors described in this section.

When determining the amount of the various compensation components that each of our named executive officers would receive, our compensation committee considered a number of important qualitative and quantitative factors including:

•   The named executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our Company’s performance;

•   Business environment and our business objectives and strategy;

•   The named executive officer’s ability to impact the Company’s achievement of the goals for which the compensation program was designed, including achieving the Company’s long-term financial goals and increasing shareholder value;

•   Market compensation data provided by the compensation committee’s compensation consultant, with a focus on the 50th percentile; and

•   Other corporate governance and regulatory factors related to executive compensation, including discouraging our named executive officers from taking unnecessary risks.

45	Black Knight, Inc.

Our compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. Our compensation committee utilized their individual and collective business judgment to review, assess and approve compensation for our named executive officers. For instance, with respect to Messrs. Foley and Jabbour, our compensation committee considered, as it did when structuring all of their compensation arrangements, the material role they play in our organization, their personal financial positions, and the importance of retaining their services and continued focus and dedication. Our compensation committee recognizes Mr. Foley’s knowledge of, and history and experience in, our industry and our organization. Our compensation committee also considered Mr. Foley’s and Mr. Jabbour’s key roles in developing and implementing our short-term and long-term business strategies. The relative size of Mr. Foley’s and Mr. Jabbour’s incentives is reflective of our compensation committee’s subjective assessment of the value they add to our organization and its success. The structure and terms of the compensation provided to Mr. Foley and Mr. Jabbour is also reflective of the role they play within our organization, with the majority being performance-based.

With respect to Mr. Jabbour, our compensation committee also considered the significant equity wealth he would forfeit upon leaving FIS, his strong track record of operational success at FIS, and the importance of retaining a strong and dynamic Chief Executive Officer. Mr. Jabbour received a one-time time-based restricted stock award on April 2, 2018 with a grant date fair value of $9.4 million, which was granted to Mr. Jabbour to make him whole for the value of equity awards he forfeited upon leaving his position at FIS. In determining to make this one-time award to Mr. Jabbour, the compensation committee considered the factors described above, as well as market practice for making similar one-time make-whole awards when hiring strong and experienced chief executive officers. We believe that the cost of Messrs. Foley’s and Jabbour’s incentives is outweighed by the immediate and long-term benefits we and our shareholders stand to gain by having them dedicated, focused and materially aligned financially with our success.

To assist our compensation committee, SCG conducts marketplace reviews of the compensation we pay to our executive officers. It gathers marketplace compensation data on total compensation, which consists of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from our Omnibus Incentive Plan, compensation levels as a percent of revenue, pay mix and other key statistics. This data is collected and analyzed twice during the year, once in the first quarter and again in the fourth quarter. The marketplace compensation data provides a point of reference for our compensation committee, but our compensation committee ultimately makes subjective compensation decisions based on all of the factors described above.

For 2018, SCG used two marketplace data sources: (1) general industry companies with revenues between $900 million and $1.5 billion and (2) compensation information for a group of companies, or the peer group. The peer group was based on a revenue range of 1/2 to 2.5 times our projected 2018 revenue (which at the time was estimated to be about $1.1 billion), industry focus, nature and complexity of operations, and because they compete with us for business and/or executive talent.

Black Knight, Inc.	46

In addition to the compensation surveys, SCG gathers compensation practices data from independent sources. That data is helpful to the compensation committee when reviewing our executive compensation practices.

The compensation committee reviews the Company’s peer group twice each year. Companies may be removed from the peer group for reasons such as mergers and acquisitions, “going private” transactions, a material change in the business focus of a peer, or other reasons that materially change the business or results of a peer. The following five companies were removed from the 2018 peer group for the foregoing reasons: Broadridge Financial, Informatica Corp., Microstrategy, Inc., Moneygram International, Inc. and Neustar. Companies may be added to the peer group for reasons such as revenue growth (organic or due to merger or acquisition), an initial public offering, a change in business focus, or based upon our review of competitor peer groups. The following two companies were added to the 2018 peer group for the foregoing reasons: DST Systems and PTC. The 2018 peer group consisted of:

ANSYS, Inc.	MSCI, Inc.
Corelogic, Inc.	PTC Inc.
DST Systems	SS&C Technologies
Equifax, Inc.	Total System Services
Euronet Worldwide	Vantiv, Inc.
Fair Isaac Corp.	Verifone Systems
Fleetcor Tech	Verint Systems, Inc.
Jack Henry & Associates, Inc.	Verisk Analytics, Inc.

The revenue range of these companies at that time was between $896 million and $4.9 billion, with median revenue of $1.703 billion. This compares to our 2018 revenue estimate at that time of about $1.1 billion.

We primarily focused on the 50th percentile of the data when considering what our named executive officers’ 2018 target total compensation levels should be.

The marketplace compensation information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

Hedging and Pledging Policy

In order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk taking, we maintain a hedging and pledging policy, which prohibits our executive officers and directors from taking any of the following actions without obtaining approval from our board of directors: engaging in hedging or monetization transactions with respect to our securities, engaging in short term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct or holding Black Knight securities in margin accounts or pledging them as collateral for loans. In October 2017, our board granted an exception to our hedging and pledging policy to Mr. Foley to allow him to enter into a forward purchase transaction. In connection with his exception request, Mr. Foley indicated that he had the financial ability to settle the pledge without resort to the pledged Black Knight shares.

47	Black Knight, Inc.

In January 2018, Mr. Foley executed the forward purchase transaction with an unaffiliated third party which obligates Mr. Foley to deliver to the buyer up to an aggregate of 1,000,000 shares of Black Knight common stock or, at Mr. Foley’s election, an equivalent amount of cash based on the market price for our common stock at the time of settlement. The transaction will be settled in ten tranches of up to 100,000 shares (or an equivalent amount of cash) on designated dates in January 2021.

The pledged shares represent 0.7% of the outstanding shares of Black Knight common stock and 20.2% of Mr. Foley’s ownership in Black Knight. These shares are not included in our assessment that Mr. Foley has met our stock ownership guidelines discussed above.

Clawback Policy

In July 2016, our compensation committee adopted a policy to recover any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three year period would have been lower had the compensation been based on the restated financial results. No clawbacks were made in 2018.

Tax and Accounting Considerations

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. Before being repealed by the Tax Cuts and Jobs Act in 2017, there was an exception for certain performance-based compensation. The Tax Cuts and Jobs Act eliminated the performance-based compensation exception under Section 162(m) for awards that are not grandfathered and it increased the coverage of Section 162(m) to, among other things, include Chief Financial Officers and any individual who was subject to the Section 162(m) limitation in tax years beginning after 2016, even after employment ends. These changes will cause more of our named executive officer’s compensation to be non deductible under Section 162(m) in the future, and eliminate our ability to structure performance-based awards to be exempt from Section 162(m). While our compensation committee considers the deductibility of awards as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

Our compensation committee also considers the accounting impact when structuring and approving awards. We account for share based payments, including stock option grants, in accordance with ASC Topic 718, which governs the appropriate accounting treatment of share based payments under generally accepted accounting principles (GAAP).

Black Knight, Inc.	48

2017 Shareholder Vote on Executive Compensation

At our 2018 annual meeting of shareholders, we held a non-binding advisory vote, also called a “say on pay” vote, on the compensation of our named executive officers as disclosed in the 2018 proxy statement. A majority of our shareholders approved our “say on pay” proposal, with 94.3% of the votes cast in favor of the proposal. The compensation committee considered these results in determining to keep our 2018 compensation programs generally consistent with those in place in 2017.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Richard N. Massey (Chairman)

Thomas M. Hagerty

EXECUTIVE COMPENSATION

The following table contains information concerning the cash and non cash compensation awarded to or earned by our named executive officers for the years indicated.

Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for the year ended December 31, 2018, as well as to Thomas J. Sanzone, who served as our Chief Executive Officer until April 1, 2018 (together, our named executive officers).

49	Black Knight, Inc.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
William P. Foley, II Executive Chairman	2018	600,000	–	7,700,003	3,237,000	560,914	12,097,917
	2017	600,000	–	7,699,764	870,000	535,543	9,705,307
	2016	592,568	–	6,999,993	3,861,000	191,296	11,644,857
Anthony M. Jabbour Chief Executive Officer*	2018	533,654	–	16,900,040	3,237,000	11,198	20,681,892
Joseph M. Nackashi President	2018	600,000	–	2,649,992	946,000	46,550	4,242,542
	2017	542,308	–	2,399,828	348,000	52,528	3,342,664
Kirk T. Larsen Executive Vice President and Chief Financial Officer	2018	450,000	–	1,699,980	709,000	34,072	2,893,052
	2017	446,654	–	1,499,703	261,000	31,973	2,239,330
	2016	435,000	–	999,995	777,345	33,202	2,245,542
Anthony Orefice Executive Vice President and Chief Operating Officer	2018	450,000	–	2,200,021	709,000	7,385	3,366,406
	2017	444,423	–	1,999,983	261,000	6,125	2,711,531
	2016	425,000	–	–	759,475	22,155	1,206,630
Thomas J. Sanzone Chief Executive Officer*	2018	594,231	–	2,000,023	591,000	2,422,538	5,607,792
	2017	750,000	–	5,499,669	870,000	27,417	7,147,086
	2016	736,923	–	5,000,003	2,680,500	39,622	8,457,048

* Mr. Jabbour has served as our Chief Executive Officer since April 1, 2018. Mr. Sanzone served as our Chief Executive Officer through March 31, 2018, and on April 1, 2018 Mr. Sanzone transitioned to Vice Chairman of our board of directors in accordance with our succession plan. Effective October 1, 2018, Mr. Sanzone transitioned to a non-executive consulting employee role and his salary was reduced to $0.

(1) Amounts are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary under our ESPP, or under FNF’s or our 401(k) plan.

(2) Represents the grant date fair value of performance-based restricted stock awards granted on February 9, 2018 and for Mr. Jabbour, April 2, 2018. With respect to Mr. Jabbour, the amount also includes a one-time time- based restricted stock award granted on April 2, 2018 with a grant date fair value of $9.4 million, which was

Black Knight, Inc.	50

granted to Mr. Jabbour to make him whole for the value of equity awards he forfeited upon leaving his position at FIS. All amounts are computed in accordance with ASC Topic 718, Compensation—Stock Compensation, excluding forfeiture assumptions. See the Grants of Plan Based Awards table for details regarding the awards. Assumptions used in the calculation of this amount are included in Footnote 15 to our Audited Consolidated Financial Statements for the fiscal year ended December 31, 2018 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2019.

(3) Amounts shown for 2018 represent performance-based amounts earned as annual cash incentives under our Annual Incentive Plan. Amounts shown for 2018 reflect a performance multiplier of 216% for Messrs. Foley and Jabbour (whose maximum payout amount is 300%) and 158% for Messrs. Nackashi, Larsen and Orefice (whose maximum payout amount is 200%), consistent with our strong achievement of our performance metric targets in 2018. For Mr. Sanzone (whose maximum payout amount was 200% for 2018), the amount reflects a prorated bonus for the portion of the year he served as Chief Executive Officer (January 1, 2018 through March 31, 2018). By comparison, amounts shown for 2017 reflect a performance multiplier of 58% for all executives based on 2017 achievement of the applicable performance metric targets.

(4) Amounts shown for 2018 include matching contributions under our 401(k) Plan and ESPP; life insurance premiums paid by us; health insurance fees paid by us under the executive medical plan; personal use of corporate aircraft; and selling shareholder fees paid by the Company on behalf of our executives in connection with a secondary offering of our common stock in May 2018 as set forth below. For Mr. Sanzone, amounts also include director retainer and meeting fees for the period from October 1, 2018 until December 2, 2018 and cash severance benefits paid pursuant to his employment agreement.

2018	Foley ($)	Jabbour ($)	Nackashi ($)	Larsen ($)	Orefice ($)	Sanzone ($)
401(k) Matching Contributions	6,188	4,543	6,188	6,188	6,188	6,188
ESPP Matching Contributions	45,000	—	38,942	26,592	—	—
Life Insurance Premiums	321	151	387	135	387	312
Executive Medical	45,500	—	—	—	—	8
Personal Airplane Use	451,512	6,504	—	—	—	56,464
Selling Shareholder Fees	12,393	—	1,033	1,157	810	9,089
Director Retainer and Meeting Fees	—	—	—	—	—	14,109
Cash Severance Benefits	—	—	—	—	—	2,336,368
Total	560,914	11,198	46,550	34,072	7,385	2,422,538

51	Black Knight, Inc.

Grants of Plan Based Awards

The following table sets forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2018.

			Estimated Future Payouts Under Non Equity Incentive Plan Awards(1)			(g) Estimated Future Payments under Equity	(h) All other stock	(i) Grant Date Fair Value of
(a) Name	(b) Grant Date	(c) Award Type	(d) Threshold ($)	(e) Target ($)	(f) Maximum ($)	Incentive Plan Awards Target (#)(2)	awards: Number of Shares (#)(2)	Restricted Stock Awards ($)(3)
William P. Foley, II	N/A	Annual Incentive Plan	750,000	1,500,000	4,500,000	—	—	—
	02/09/18	Performance-based Restricted Stock	—	—	—	167,939	—	7,700,003
Anthony M. Jabbour	N/A	Annual Incentive Plan	750,000	1,500,000	4,500,000	—	—	—
	04/02/18	Performance-Based Restricted Stock	—	—	—	159,915	—	7,500,014
	04/02/18	Time-Based Restricted Stock	—	—	—	—	200,427	9,400,026
Joseph M. Nackashi	N/A	Annual Incentive Plan	300,000	600,000	1,200,000	—	—	—
	02/09/18	Performance-based Restricted Stock	—	—	—	57,797	—	2,649,992
Kirk T. Larsen	N/A	Annual Incentive Plan	225,000	450,000	900,000	—	—	—
	02/09/18	Performance-based Restricted Stock	—	—	—	37,077	—	1,699,980
Anthony Orefice	N/A	Annual Incentive Plan	225,000	450,000	900,000	—	—	—
	02/09/18	Performance-based Restricted Stock	—	—	—	47,983	—	2,200,021
Thomas J. Sanzone	N/A	Annual Incentive Plan	750,000	1,500,000	3,000,000	—	—	—
	02/09/18	Performance-based Restricted Stock	—	—	—	43,621	—	2,00,023

(1) Amounts reflect potential payments to be made under our Annual Incentive Plan for fiscal year 2018. The amounts shown in the Threshold column reflect the amount payable if the threshold level of performance is achieved, which is 50% of the target amount shown in the Target column. The amount shown in the Maximum column is 300% of such target amount for Mr. Foley and Mr. Jabbour, and 200% of such target amount for Messrs. Nackashi, Larsen,

Black Knight, Inc.	52

Orefice and Sanzone. Target amounts, as a percentage of base salary, for each of our named executive officers under our Annual Incentive Plan are as follows: Mr. Foley 250%, Mr. Jabbour 200%, Mr. Nackashi 100%, Mr. Larsen 100%, Mr. Orefice 100%, and Mr. Sanzone 200%. The actual amount paid to Mr. Sanzone was prorated for the portion of the year he served as our Chief Executive Officer (January 1, 2018 through March 31, 2018), and is included under Non-Equity Incentive Compensation in the Summary Compensation Table above.

(2) The amounts shown in column (g) represent the number of shares of performance-based restricted stock granted on February 9, 2018 for all executives other than Mr. Jabbour, and on April 2, 2018 for Mr. Jabbour, under our Omnibus Incentive Plan, which are subject to our meeting an Adjusted EBITDA goal. These awards are also subject to time based vesting over three years based on continued employment. With respect to Mr. Jabbour, the amount shown in column (h) reflects a one-time time-based restricted stock award granted on April 2, 2018 with a grant date fair value of $9.4 million, which was granted to Mr. Jabbour to make him whole for the value of equity awards he forfeited upon leaving his position at FIS.

(3) Represents the grant date fair value of restricted stock awards based upon a $45.85 per share grant date fair value for the awards granted on February 9, 2018, and a $46.90 per share grant date fair value for the awards granted on April 2, 2018.

Outstanding Equity Awards at Year End

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers at December 31, 2018.

Outstanding Restricted Stock Awards at Fiscal Year End

Name	Grant Date (1)(2)(3)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(4)
William P. Foley, II	2/3/2016	82,479	3,716,504	—	—
	2/3/2017	135,440	6,102,927	—	—
	2/9/2018	—	—	167,939	7,567,332
Anthony M. Jabbour	4/2/2018	151,386	6,821,453	—	—
	4/2/2018	—	—	159,915	7,205,770
Joseph M. Nackashi	2/3/2017	47,490	2,139,899	—	—
	2/9/2018	—	—	57,797	2,604,333

Chart Continued ►

53	Black Knight, Inc.

Name	Grant Date (1)(2)(3)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(4)
Kirk T. Larsen	2/3/2016	17,674	796,390	—	—
	2/3/2017	29,678	1,337,291	—	—
	2/9/2018	—	—	37,077	1,670,690
Anthony Orefice	2/3/2017	39,578	1,783,385	—	—
	2/9/2018	—	—	47,983	2,162,114
Thomas J. Sanzone(5)	2/3/2016	88,371	3,981,997	—	—
	2/3/2017	108,833	4,904,015	—	—
	2/9/2018	—	—	43,621	1,965,562

(1) With respect to restricted stock awards granted in 2016, the awards vest over three years for Mr. Foley, and four years for Mr. Sanzone and Mr. Larsen, subject to (i) our achievement of Adjusted EBITDA of $413 million for the period of January 1, 2016 to December 31, 2016 (Adjusted EBITDA, as adjusted for purposes of the awards, of $456.8 million was achieved for this period), and (ii) the continued service of the award holder.

(2) With respect to restricted stock awards granted in 2017, the awards vest over four years (three years for Mr. Foley), subject to (i) our achievement of Adjusted EBITDA of $464 million for the period of January 1, 2017 to December 31, 2017 (Adjusted EBITDA, as adjusted for purposes of the awards, of $506.4 million was achieved for this period), and (ii) the continued service of the award holder.

(3) With respect to restricted stock awards granted on February 9, 2018 and Mr. Jabbour’s performance-based restricted stock award granted on April 2, 2018, the awards vest over three years, subject to (i) our achievement of Adjusted EBITDA of $506 million for the period of January 1, 2018 to December 31, 2018 (Adjusted EBITDA, as adjusted for purposes of the awards, of $543.5 million was achieved for this period), and (ii) the continued service of the award holder. With respect to Mr. Jabbour’s one-time time-based restricted stock award granted on April 2, 2018, the remaining restricted shares outstanding vest as follows: 113,007 shares on July 1, 2019, and 38,379 shares on July 1, 2020.

(4) Market values are based on the December 31, 2018 closing price for our common stock of $45.06 per share.

(5) Pursuant to Mr. Sanzone’s Mutual Release described under “Payments under Release Agreement with Mr. Sanzone” below, as a non-executive consulting employee, Mr. Sanzone is entitled to continued vesting of his performance-based restricted stock awards outstanding as of October 1, 2018.

Black Knight, Inc.	54

Stock Vested

The following table sets forth information concerning each vesting of restricted stock (on an aggregated basis) during the fiscal year ended December 31, 2018 for each of the named executive officers:

	Stock Vested Restricted Stock Awards
Name	Number of Shares Acquired	Value Realized on Vesting
	on Vesting (#)	($)
William P. Foley, II	150,199	7,259,343
Anthony M. Jabbour	49,041	2,404,971
Joseph M. Nackashi	39,164	1,783,887
Kirk T. Larsen	18,729	903,536
Anthony Orefice	33,859	1,540,466
Thomas J. Sanzone	80,462	3,888,850

Nonqualified Deferred Compensation

None of our named executive officers have deferred any compensation under the Black Knight Deferred Compensation Plan.

Employment Agreements

We have entered into employment agreements with our named executive officers. Additional information regarding post termination benefits provided under these employment agreements can be found under “—Potential Payments Upon Termination or Change of Control” below.

William P. Foley, II

We entered into an amended and restated three year employment agreement with Mr. Foley, effective January 8, 2016, to serve as our Executive Chairman, with a provision for automatic annual extensions beginning on January 8, 2017 and continuing thereafter unless either party provides timely notice that the term should not be extended. The employment agreement provides that we will pay Mr. Foley a base salary of no less than $600,000 per year, and that Mr. Foley is eligible for an annual incentive bonus opportunity under the Annual Incentive Plan. Under the agreement, Mr. Foley’s annual cash incentive target shall be no less than 250% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Foley is entitled to the benefits we provide to our other employees generally. Mr. Foley is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee (provided that the grant date fair value of each annual grant shall be at least $7,000,000).

55	Black Knight, Inc.

Mr. Foley’s employment agreement also provides that, if any payments or benefits to be paid to Mr. Foley pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Foley may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code; and that if Mr. Foley does not elect to have such payments so reduced, Mr. Foley is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross up payment under his employment agreement.

Mr. Foley’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth under “—Potential Payments Upon Termination or Change of Control” below.

Mr. Foley’s director services agreement with FNF contains cross termination provisions under which a termination for any reason under the agreement will constitute termination under Mr. Foley’s employment agreement with us, for the same reason.

Anthony M. Jabbour

We entered into an employment agreement with Mr. Jabbour on February 6, 2018. The employment agreement is effective as of April 1, 2018 and provides for a 3-year term ending on March 31, 2021, with a provision for automatic annual extensions beginning on April 1, 2019 and continuing thereafter unless either party provides timely notice that the term should not be extended. Mr. Jabbour’s employment agreement provides that he will receive a minimum annual base salary of $750,000, and is eligible for an annual incentive bonus opportunity under the Annual Incentive Plan (including a cash incentive for the full 12-month period for calendar year 2018), with amounts payable depending on performance relative to targeted results. Mr. Jabbour’s target bonus is set at 200% of his base salary, with a maximum of up to 600% of his base salary. Mr. Jabbour’s employment agreement also provides that, in the event the Company is sold during the employment term and/or outperforms its financial projections in any calendar year, he shall be eligible to receive a discretionary bonus in an amount determined by the compensation committee. Mr. Jabbour is entitled to the benefits we provide to our other employees generally.

Mr. Jabbour’s employment agreement also provides that, upon his appointment as Chief Executive Officer he would receive the following two equity incentive awards under our Omnibus Incentive Plan: (i) as part of our annual equity incentive program, a restricted stock award with a grant date fair value of $7.5 million, which will vest in one-third increments over three years based on the grant date anniversary, subject to the achievement of performance criteria; and (ii) a one-time time-based restricted stock award with a grant date fair value of $9.4 million that will vest as follows: $2.3 million on November 1, 2018, $5.3 million on July 1, 2019, and $1.8 million on July 1, 2020.

Mr. Jabbour’s employment agreement also provides that, if any payments or benefits to be paid to Mr. Jabbour pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Jabbour may elect for such payments to be reduced to one dollar less than the amount that would

Black Knight, Inc.	56

constitute a “parachute payment” under Section 280G of the Internal Revenue Code; and that if Mr. Jabbour does not elect to have such payments so reduced, Mr. Jabbour is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross up payment under his employment agreement.

Mr. Jabbour’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth under “—Potential Payments Upon Termination or Change of Control” below.

Joseph M. Nackashi

We entered into a three year amended and restated employment agreement with Mr. Nackashi, effective July 17, 2017, to serve as our President, with a provision for automatic annual extensions beginning on July 17, 2019 and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Nackashi’s minimum annual base salary is $600,000, and Mr. Nackashi is eligible for an annual incentive bonus opportunity under the Annual Incentive Plan (including a bonus for the full 12 month period for calendar year 2017), with amounts payable depending on performance relative to targeted results. Mr. Nackashi’s target bonus is set at 100% of his base salary, with a maximum of up to 200% of his base salary. Mr. Nackashi is entitled to the benefits we provide to our other employees generally.

Mr. Nackashi’s employment agreement also provides that, if any payments or benefits to be paid to Mr. Nackashi pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Nackashi may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code; and that if Mr. Nackashi does not elect to have such payments so reduced, Mr. Nackashi is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross up payment under his employment agreement.

Mr. Nackashi’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth under “—Potential Payments Upon Termination or Change of Control” below.

Kirk T. Larsen

We entered into an amended and restated employment agreement with Mr. Larsen, effective April 23, 2015, to serve as our Chief Financial Officer. Effective March 17, 2016, we entered into an amendment to Mr. Larsen’s employment agreement, which provides for a three year term ending on March 17, 2019, with a provision for automatic annual extensions beginning on March 17, 2018 and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Larsen’s minimum annual base salary is $435,000 and Mr. Larsen is eligible for an annual incentive bonus opportunity under the Annual Incentive Plan, with amounts payable depending on performance relative to targeted results. For the period from January 3, 2014 through the remainder of his employment term, Mr. Larsen’s target bonus is set at 100% of his base salary, with a maximum of up to 200% of his base salary. Mr. Larsen is entitled to the benefits we provide to our other employees generally.

57	Black Knight, Inc.

Mr. Larsen’s employment agreement also provides that, if any payments or benefits to be paid to Mr. Larsen pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Larsen may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code; and that if Mr. Larsen does not elect to have such payments so reduced, Mr. Larsen is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross up payment under his employment agreement.

Mr. Larsen’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth under “—Potential Payments Upon Termination or Change of Control” below.

Anthony Orefice

We entered into an amended and restated employment agreement with Mr. Orefice, effective January 3, 2014, to serve as our Executive Vice President and Chief Operating Officer. Effective January 3, 2016, we entered into an amendment to Mr. Orefice’s employment agreement, which provides for a three year term ending on January 3, 2019, with a provision for automatic annual extensions beginning on January 3, 2018 and continuing thereafter unless either party provides timely notice that the term should not be extended. The employment agreement provides that we will pay Mr. Orefice a base salary of no less than $400,000 per year and that Mr. Orefice is eligible for an annual incentive bonus opportunity under the Annual Incentive Plan, with amounts payable depending on performance relative to targeted results. On September 2, 2014, we entered into an amendment to Mr. Orefice’s employment agreement that set his target bonus at 100% of his base salary, with a maximum of up to 200% of his base salary for the period from January 3, 2014 through the remainder of his employment term. Mr. Orefice is entitled to the benefits we provide to our other employees generally.

Mr. Orefice’s employment agreement also provides that, if any payments or benefits to be paid to Mr. Orefice pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Orefice may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code; and that if Mr. Orefice does not elect to have such payments so reduced, Mr. Orefice is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross up payment under his employment agreement.

Mr. Orefice’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth under “—Potential Payments Upon Termination or Change of Control” below.

Thomas J. Sanzone

We entered into a three year amended and restated employment agreement with Mr. Sanzone, effective January 3, 2014, to serve as our Chief Executive Officer and President, with a provision for automatic annual extensions beginning on the second anniversary of the effective date

Black Knight, Inc.	58

unless either party gives written notice to the other not to extend the employment term at least 90 days prior to the conclusion of the then current employment term. The employment agreement provides that we will pay Mr. Sanzone a base salary of no less than $650,000 per year, and that Mr. Sanzone is eligible for an annual incentive bonus opportunity under the Annual Incentive Plan, with amounts payable depending on performance relative to targeted results. For the period from January 3, 2014 through the remainder of his employment term, Mr. Sanzone’s target bonus is set at 200% of his base salary, with a maximum of up to 400% of his base salary. Mr. Sanzone is entitled to the benefits we provide to our other employees generally.

Mr. Sanzone’s employment agreement also provides that, if any payments or benefits to be paid to Mr. Sanzone pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Sanzone may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code; and that if Mr. Sanzone does not elect to have such payments so reduced, Mr. Sanzone is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross up payment under his employment agreement.

On April 1, 2018, Mr. Sanzone transitioned from Chief Executive Officer to Vice Chairman of our board in accordance with our succession plan. For a transition period from April 1, 2018 through October 1, 2018, in order to facilitate a smooth Chief Executive Officer transition, we continued to pay Mr. Sanzone his base salary and he continued to receive benefits available to our other executives.

Effective October 1, 2018, Black Knight entered into a Mutual Release pursuant to which Mr. Sanzone transitioned to a non-executive consulting employee, his salary was reduced to $0, and his employment agreement was terminated pursuant to the good reason provisions thereunder. Pursuant to the Mutual Release, Mr. Sanzone is entitled to receive the following benefits, consistent with the terms of his employment agreement: (i) a pro-rated portion of his actual annual bonus under the 2018 annual incentive plan for the portion of the year he served as Chief Executive Officer (January 1, 2018 through March 31, 2018); (ii) a lump sum cash payment equal to $2,250,000, which is equal to the sum of (A) his base salary ($750,000) and (B) his target bonus for 2018 ($1,500,000); (iii) the right to convert any life insurance provided by us into an individual policy, plus a lump sum cash payment equal to 36 months of monthly life insurance premiums ($13,833); and (iv) COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to 36 months of monthly medical and dental premiums ($72,535). As a non-executive consulting employee, Mr. Sanzone is entitled to continued vesting of his performance-based restricted stock awards outstanding as of October 1, 2018. Further information regarding this agreement is set forth in the “Potential Payments Upon Termination or Change in Control” section.

59	Black Knight, Inc.

Potential Payments Upon Termination or Change of Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change of control. The amounts described in this section reflect amounts that would have been payable under (i) our plans, and (ii) where applicable with respect to the named executive officers, their employment agreements if their employment had terminated on December 31, 2018.

For the named executive officers, the types of termination situations include a voluntary termination by the executive, with or without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change of control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees.

Potential Payments under Employment and Award Agreements

As discussed above, we have entered into employment agreements with our named executive officers. The agreements provide for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits that the named executive officers would receive in connection with various employment termination scenarios.

Termination Payment	Without Cause or by the Executive for Good Reason	Death or Disability	For Cause or Without Good Reason	Change of Control
Accrued obligations (earned unpaid base salary, annual bonus payments relating to the prior year, and any unpaid expense reimbursements)
Prorated Annual Bonus based on the actual incentive the named executive officer would have earned for the year of termination(1)
Chart Continued ►

Black Knight, Inc.	60

Termination Payment	Without Cause or by the Executive for Good Reason	Death or Disability	For Cause or Without Good Reason	Change of Control
Lump Sum Payment equal to a percentage, of the sum of the executive’s (a) annual base salary and (b) the target bonus opportunity in the year in which the termination of employment occurs(2)
Right to convert any life insurance provided by us into an individual policy, plus a lump sum cash payment equal to thirty six months of premiums(3)

COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty six monthly COBRA premium payments(3)

Vesting of all stock option, restricted stock and other equity-based incentive awards, unless the equity incentive awards are based upon satisfaction of performance criteria and not based solely on the passage of time, which vest pursuant to the terms of the award(4)

(1) The prorated annual bonus is based on the following:

•     In the event of a termination without Cause or by the executive for Good Reason, the actual incentive the named executive officer would have earned for the year of termination and the fraction of the year the executive was employed by us.

•     In the event of a termination for death or disability, the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed, or in the case of Messrs. Larsen and Nackashi, based on the amount of Messrs. Larsen and Nackashi’s accrued annual bonus as contained on the internal books of the Company for the month in which the termination occurs.

(2) The percentage for the lump sump payment for each executive is as follows: Mr. Foley 300%, Mr. Jabbour 250%, Messrs. Nackashi and Larsen 200%, and Mr. Orefice 50%.

For Mr. Foley, the bonus used for the lump sum payment is the higher of (1) target, or (2) the highest annual bonus paid to Mr. Foley within the preceding three years.

(3) Mr. Nackashi’s employment agreement does not include this provision with respect to a termination without Cause or by Mr. Nackashi for Good Reason.

(4) Only Messrs. Foley’s and Jabbour’s employment agreements provide for vesting of equity incentive awards in the event of a termination without Cause or by the executive for Good Reason.

Definition: Cause. The table below shows for each of the named executive officers the reasons that the Company may terminate the executive’s employment for “Cause.”

61	Black Knight, Inc.

Definition of “Cause” includes:	Foley	Jabbour	Nackashi	Larsen	Orefice
Persistent failure to perform duties consistent with a commercially reasonable standard of care
Willful neglect of duties
Conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty (or moral turpitude in the case of Messrs. Jabbour, Larsen, Orefice and Nackashi)
Material breach of the employment agreement
Impeding or failing to materially cooperate with an investigation authorized by our board of directors
Material breach of the Company’s business policies, accounting practices or standards of ethics
Material breach of any applicable non competition, non solicitation, trade secrets, confidentiality or similar restrictive covenant
Definition: Good Reason. The table below shows for each of the named executive officers the reasons that each executive may terminate his employment for “Good Reason.”
Definition of “Good Reason” includes:	Foley	Jabbour	Nackashi	Larsen	Orefice
Material change in the geographic location of the executive’s principal working location
Material diminution of the executive’s title, base salary or annual bonus opportunity(1)
Material breach of any of our obligations under the employment agreement
Election of a new director to our board of directors who Mr. Foley did not consent to or vote for

Within six months immediately preceding or within two years immediately following a change of control: (2)

•  A material adverse change in the executive’s status, authority or responsibility;

•  A material adverse change in the position to whom the executive reports or to the executive’s service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom the executive reports;

•  A material diminution in the budget over which the executive has managing authority; or

•  A material change in the geographic location of the executive’s place of employment.

Black Knight, Inc.	62

(1) For purposes of Mr. Foley’s employment agreement, this includes a material diminution in Mr. Foley’s position or title or the assignment of duties to Mr. Foley that are materially inconsistent with the executive’s position or title. For purposes of Mr. Nackashi’s employment agreement, this includes a material diminution in Mr. Nackashi’s maximum annual bonus opportunity.

(2) For purposes of Mr. Foley’s employment, a “change of control” includes (1) an acquisition by an individual, entity or group of more than 50% of our voting power; (2) a merger in which we are not the surviving entity, unless our shareholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger; (3) a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger; (4) during any period of two consecutive years during the employment term, a change in the majority of our board of directors, unless the changes are approved by 2/3 of the directors then in office; (5) a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (i) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (ii) 50% of the voting stock of which is owned by us after the sale, transfer or disposition; or (6) our shareholders’ approval of a plan or proposal for the liquidation or dissolution of our Company.

Potential Payments under Omnibus Incentive Plan

In addition to the post termination rights and obligations set forth in the employment and award agreements, our Omnibus Incentive Plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under our Omnibus Incentive Plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of our Omnibus Incentive Plan, the term “change in control” is defined as the occurrence of any of the following events:

•              An acquisition by an individual, entity or group of 50% or more of our voting power (except for acquisitions by us or any of our employee benefit plans),

•              During any period of two consecutive years, a change in the majority of our board, unless the change is approved by 2/3 of the directors then in office,

•              A reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of our assets; excluding, however, a transaction pursuant to which we retain specified levels of stock ownership and board seats, or

•              Our shareholders approve a plan or proposal for our liquidation or dissolution.

Potential Payments Upon Change of Control

None of our named executive officers’ employment agreements provide for a payment or a benefit upon a change of control without termination.

63	Black Knight, Inc.

Estimated Cash Payments Upon Termination of Employment

The table below includes the cash severance amounts that would have been payable to each executive in the event of a termination of employment by us not for cause or a termination by the executive for good reason (or, in the case of Mr. Foley, because he is not nominated to run for re-election as chairman of the board, is nominated, but does not receive enough votes to be re elected to the board, or is removed as chairman of the board for reasons other than cause). Our estimate of the cash severance amounts that would be provided to each executive assumes that their employment terminated on December 31, 2018. The severance amounts do not include a prorated 2018 annual incentive since the named executive officers would have been paid based on their service through the end of the year and therefore would have received the annual incentive whether or not the termination occurred.

Reason for Termination Payment:	Foley	Jabbour	Nackashi	Larsen	Orefice
Termination by Company for Cause	$13,537,293	$5,672,874	$2,400,000	$1,831,476	$522,827
Termination by Employee for Good Reason	$13,537,293	$5,672,874	$2,400,000	$1,831,476	$522,827
Death	—	—	—	—	—
Disability	—	—	—	—	—

Estimated Equity Payments upon Termination of Employment or Change in Control

The table below includes the estimated values of the Black Knight restricted stock awards held by the named executive officers that would vest upon a change of control, upon the termination of their employment due to death or disability or, in the cases of Messrs. Foley and Jabhour, by us without cause of by the executive for Good Reason. in each case assuming such event occurred on December 31, 2018. The amounts below were determined based upon the number of unvested restricted shares held by each executive as of December 31, 2018 (as set forth in the Outstanding Equity Awards at Fiscal Year End table above), multiplied by $45.06 per share, which was the closing price of our common stock on December 31, 2018.

Estimated Value of Restricted Stock Awards that Would Vest	Foley	Jabbour	Nackashi	Larsen	Orefice
Termination Without Cause or by Executive for Good Reason	$17,386,762	$14,027,223	–	–	–
Death	$17,386,762	$14,027,223	$4,744,232	$3,804,371	$3,945,499
Disability	$17,386,762	$14,027,223	$4,744,232	$3,804,371	$3,945,499
Change in Control	$17,386,762	$14,027,223	$4,744,232	$3,804,371	$3,945,499

Black Knight, Inc.	64

Payments under Release Agreement with Mr. Sanzone

Effective October 1, 2018, Black Knight entered into a Mutual Release pursuant to which Mr. Sanzone transitioned to a non-executive consulting employee, his salary was reduced to $0, and his employment agreement was terminated pursuant to the good reason provisions thereunder. Pursuant to the Mutual Release, Mr. Sanzone is entitled to receive the following benefits, consistent with the terms of his employment agreement: (i) a prorated portion of his actual annual bonus under the 2018 annual incentive plan for the portion of the year he served as Chief Executive Officer (January 1, 2018 through March 31, 2018); (ii) a lump sum cash payment equal to $2,250,000, which is equal to the sum of (A) his base salary ($750,000) and (B) his target bonus for 2018 ($1,500,000); (iii) the right to convert any life insurance provided by us into an individual policy, plus a lump sum cash payment equal to 36 months of monthly life insurance premiums ($13,833); and (iv) COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to 36 months of monthly medical and dental premiums ($72,535). As a non-executive consulting employee, Mr. Sanzone is entitled to continued vesting of his performance-based restricted stock awards outstanding as of October 1, 2018.

The values of Mr. Sanzone’s prorated bonus payment for 2018 and cash severance benefits were $591,000 and $2,336,368, respectively. None of Mr. Sanzone’s equity awards under the Omnibus Incentive Plan were accelerated.

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of Richard N. Massey (Chair) and Thomas M. Hagerty. During fiscal year 2018, no member of the compensation committee was a former or current officer or employee of Black Knight or any of its subsidiaries. In addition, during fiscal year 2018, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Discussion of Our Compensation Policies and Practices as They Relate to Risk Management

We reviewed our compensation policies and practices for all employees including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting the analysis, we reviewed the structure of our executive, non-officer and sales commission incentive programs and the internal controls and risk mitigation processes that are in place for each program. We also reviewed data compiled across our Software Solutions, Data and Analytics and corporate operations relative to Adjusted Revenues, Adjusted EBITDA, compensation expense and incentive program expenses (including as a percentage of both Adjusted Revenues and compensation expense).

65	Black Knight, Inc.

We believe that several design features of our executive compensation program mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of secure compensation.

With respect to our executives’ incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the Compensation Committee’s discretion to reduce awards, serve to mitigate excessive risk taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by our compensation committee’s review and approval of the awards and internal and external review of our financial results. We also believe that our use of restricted stock and multi year vesting schedules in our long-term incentive awards encourage recipients to deliver incremental value to our shareholders and aligns their interests with our sustainable long-term performance, thereby mitigating risk.

2018 CEO Pay Ratio

As required by the Dodd Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for 2018, which we refer to as our CEO pay ratio. Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The ratio of the annual total compensation of our CEO, calculated as described above, to the median of the annual total compensation of all employees for 2018 was 215 to 1. This ratio was based on the following:

•   The annual total compensation of our CEO, determined as described above, was $20,681,892; and

•   The median of the annual total compensation of all employees (other than our CEO), determined in accordance with SEC rules, was $96,414.

If Mr. Jabbour’s annual total compensation is adjusted to exclude the one-time time-based restricted stock award he received on April 2, 2018 with a grant date fair value of $9.4 million, the ratio of his annual total compensation to the median of the annual total compensation of all employees for 2018 would be 117:1, based on adjusted annual total compensation to Mr. Jabbour of $11,281,865.

We believe this ratio presents a normalized view of the ratio of Mr. Jabbour’s annual total compensation to the median of the annual total compensation of all employees because Mr. Jabbour’s time-based restricted stock award was granted to him as a one-time award to make him whole for the value of the equity awards he forfeited upon leaving his position at FIS.

Black Knight, Inc.	66

Methodology for Determining Our Median Employee. For purposes of the above CEO pay ratio disclosure, we are required to identify a median employee based on our worldwide workforce, without regard to their location, compensation arrangements, or employment status (full time versus part time). The median employee is determined by identifying the employee whose compensation is at the median of the compensation of our employee population (other than our CEO), and we are permitted to identify the median employee only once every three years, unless there has been a change in our employee population or employee compensation arrangements that we reasonable believe would result in a significant change to our pay ratio disclosure. There have been no significant changes to our compensation practices in 2018, nor have there been any significant shifts in our worldwide employee population or any significant acquisitions or divestitures that would cause a significant change to our pay ratio disclosure. Accordingly, we are using the same median employee used for our 2017 CEO pay ratio, who was identified using the following methodology and the material assumptions and estimates:

Employee Population. We determined that, as of November 13, 2017, the date we selected to identify the median employee, our total global employee population consisted of approximately 4,300 individuals.

Compensation Measure Used to Identify the Median Employee. Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees to identify the median employee, rather than using annual total compensation, we selected base salary/wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) and allowances paid through December 31, 2017 as the compensation measure.

•   We annualized the compensation of employees to cover the full calendar year, and also annualized any new hires in 2017 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee.

•   We did not make any cost of living adjustments in identifying the median employee.

•   Using this methodology, we estimated that the median employee was an employee with base salary/wages and overtime pay plus actual annual bonuses and allowances paid for the year ended December 31, 2017 of $84,000.

Annual Total Compensation of Median Employee. In order to determine the annual total compensation of the median employee, we identified and calculated the elements of that employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $96,414.

Annual Total Compensation of Chief Executive Officer. With respect to the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Mr. Jabbour in the “Total” column for 2018 in the Summary Compensation Table included in this proxy statement.

67	Black Knight, Inc.

Director Compensation

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. In 2018, all non-employee directors received an annual retainer of $60,000, payable quarterly, plus $2,000 for each board meeting attended. The chairman and each member of the audit committee received an additional annual fee (payable in quarterly installments) of $25,000 and $15,000, respectively, for their service on the Audit Committee, plus a fee of $1,500 for each Audit Committee meeting attended. The chairmen and each member of the Compensation, Corporate Governance and Nominating, and Risk Committees received an additional annual fee (payable in quarterly installments) of $15,000 and $10,000, respectively, for their service on such committees, plus a fee of $1,500 for each committee meeting attended. In addition, in 2018 each non-employee director received a long-term incentive award of 2,726 restricted shares. The restricted shares were granted under our Omnibus Incentive Plan and vest over a period of three years from the grant date subject to continued service on our board and the achievement of a performance target of Adjusted EBITDA of $506 million for the period of January 1, 2018 to December 31, 2018. We also reimburse each of our directors for all reasonable out of pocket expenses incurred in connection with attendance at board and committee meetings, as well as with any director education programs they attend relating to their service on our board of directors.

The following table sets forth information concerning the compensation of our directors for the fiscal year ended December 31, 2018:

	Director Compensation
Reason for Termination Payment:	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Thomas M. Hagerty	101,000	124,987	225,987
David K. Hunt	123,667	124,987	248,654
Richard N. Massey	127,500	124,987	252,487
Ganesh B. Rao	86,000	124,987	210,987
John D. Rood	118,833	124,987	243,820

(1) Amounts include the cash portion of annual board and committee retainers and meeting fees earned for services as a director in 2018.

(2) Amounts shown for all directors represent the grant date fair value of restricted stock awards granted in 2018, computed in accordance with FASB ASC Topic 718. These awards consisted of 2,726 performance-based restricted shares granted in February 2018 that vest over a period of three years from the grant date, subject to (i) Black Knight achieving Adjusted EBITDA of $506 million for the period of January 1, 2018 to December 31, 2018 (Adjusted EBITDA, as adjusted for purposes of the awards, of $543.5 million was achieved for this period), and (ii) continued

Black Knight, Inc.	68

service on our board. Assumptions used in the calculation of these amounts are included in Note 15 to our audited financial statements for the fiscal year ended December 31, 2018 included in our Annual Report on Form 10-K filed with the SEC on February 22, 2019. The grant date fair value of the awards is based on a per share grant date fair value of $45.85. As of December 31, 2018, restricted stock awards outstanding for each director were as follows: Mr. Hagerty 7,411; Mr. Hunt 7,411; Mr. Massey 7,411; Mr. Rao 7,411; and Mr. Rood 7,411.

PROPOSAL NO. 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a 21(a) promulgated thereunder, we are asking our shareholders to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

Our compensation committee believes it is important to reward our executives for strong performance in an industry with significant operational and regulatory challenges, and to incentivize them to continue to take actions to deliver strong results for our investors by expanding our client relationships, continuing to innovate our solutions set and pursuing new market opportunities. At the same time, our compensation committee believes it is important to disincentivize our executives from taking unnecessary risks.

As described in detail in our “Compensation Discussion and Analysis,” our Company takes a proactive approach to compensation governance. The compensation committee regularly reviews our compensation programs and makes adjustments that it believes are in the best interests of the Company and our investors. As part of this process, our compensation committee reviews compensation trends and considers current best practices, and makes changes in our compensation programs when the committee deems it appropriate, all with the goal of continually improving our approach to executive compensation. We are also committed to hearing and responding to the views of our shareholders. Throughout 2018, our officers met with investors on numerous occasions, both in group and one-on-one settings. The investors with whom we met in 2018 represented 15 of our top 20 shareholders, who collectively owned more than 50% of our shares as of December 31, 2018. At these meetings, our officers discuss a variety of topics, including our operational and stock performance, corporate governance and executive compensation matters. We reported and discussed these meetings with our board or applicable board committees, as appropriate.

69	Black Knight, Inc.

“

We ask our shareholders to vote on the following resolution at the annual meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section, the compensation tables and related narrative.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. However, as this is an advisory vote, the results will not be binding on the Company, the board or the compensation committee, and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and the board, although the compensation committee and the board will consider the outcome of this vote when making compensation decisions.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 5: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

Black Knight, Inc.	70

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the Securities and Exchange Commission rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The audit committee has appointed KPMG LLP to audit the consolidated financial statements of the Company for the 2019 fiscal year. KPMG LLP has continuously acted as the independent registered public accounting firm for the Company (including BKFS Inc. prior to the Spin-Off and BKFS LLC prior to our IPO) commencing with the fiscal year ended December 31, 2014.

For services rendered to us during or in connection with our years ended December 31, 2018 and 2017, we were billed the following fees by KPMG LLP:

	2018	2017
	(In thousands)
Audit Fees	$2,043	$2,125
Audit Related Fees	561	583
Tax Fees	31	70
All Other Fees	–	–

Audit Fees. Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2018 and 2017 consolidated financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out of pocket expenses incurred.

Audit Related Fees. Audit related fees consisted principally of fees for Service Organization Control Attestations, including billings for out of pocket expenses incurred.

Tax Fees. Tax fees consisted of tax consulting services.

All Other Services. The Company did not incur any other fees in 2018 or 2017.

71	Black Knight, Inc.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes Oxley Act of 2002, all audit and audit related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by KPMG LLP has been generally pre approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2019 FISCAL YEAR.

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following tables is based on 149,917,825 shares of voting common stock outstanding as of April 15, 2019. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is-known by the Company to beneficially own 5% or more of such class. Percentages in the table reflect the percent of common shares held by each shareholder.

Name	Shares Beneficially Owned (1)	Percent of Total Class (2)

T. Rowe Price Associates, Inc.	22,140,477	14.8%
100 E. Pratt Street, Baltimore, MD 21202

Fidelity Management & Research, LLC	13,292,343	8.9%
245 Summer Street, Boston, MA 02210

The Vanguard Group	12,469,558	8.3%
100 Vanguard Blvd., Malvern, PA 19355

Principal Global Investors, LLC	8,586,416	5.7%
801 Grand Avenue, Des Moines, IA 50392

Black Knight, Inc.	72

(1) Amounts are based on information publicly filed with the Securities and Exchange Commission as of December 31, 2018.

(2) Applicable percentages based on 149,917,825 shares of our common stock outstanding as of April 15, 2019.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•            Each of our directors and nominees for director;

•            Each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission; and

•            All of our executive officers and directors as a group.

Percentages in the table reflect the percent of our common shares outstanding as of April 15, 2019. The mailing address of each director and executive officer shown in the table below is c/o Black Knight, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

Name	Number of Shares	Percent of
		Shares (1)
William P. Foley, II (2)	4,947,693	3.3%
Thomas M. Hagerty	12,832	*
David K. Hunt	58,789	*
Anthony M. Jabbour (3)	490,594	*
Richard N. Massey	91,253	*
Joseph M. Nackashi	229,570	*
Ganesh B. Rao	12,832	*
John D. Rood	71,423	*
Kirk T. Larsen (4)	429,121	*
Anthony Orefice	129,140	*
All directors and officers (12 persons)	6,628,009	4.4%

*Represents less than 1% of our common stock.

(1) Applicable percentages based on 149,917,825 shares of our common stock outstanding as of April 15, 2019.

(2) Includes 1,000,000 shares owned by Mr. Foley that are pledged as security, as approved by our board of directors. For additional information concerning these pledged shares, please see the section in this proxy statement titled “Compensation Discussion and Analysis—Hedging and Pledging Policy.”

73	Black Knight, Inc.

(3) Includes 32,791 shares of our common stock held by Anthony Jabbour Grantor Retained Annuity Trust.

(4) Includes 182,621 shares of our common stock held by the Kirk Larsen Revocable Trust.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2018 about our common stock which may be issued under our equity compensation plans:

	Number of	Weighted	Number of Securities
	Securities to be	Average	Remaining Available for
	Issued Upon	Exercise Price	Future Issuance Under
Plan Category	Exercise of	of Outstanding	Equity Compensation
	Outstanding	Options,	Plans (Excluding
	Options, Warrants	Warrants and	Securities Reflected in
	and Rights (a)	Rights (b)	Column (a))(c)
Equity compensation plans approved by security holders	–	–	7,779,643(1)

Equity compensation plans not approved by security holders	–	–	–

Total	–	–	7,779,643(1)

(1) In addition to being available for future issuance upon exercise of options and stock appreciation rights, under the Omnibus Incentive Plan, common shares may be issued in connection with awards of restricted stock, restricted stock units, performance shares, performance units or other stock based awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with FNF

As a result of the Spin-Off, FNF and Black Knight are separate independent companies. Mr. Foley, our Executive Chairman, also serves as Chairman of the Board of FNF and is a director of both Black Knight and FNF, and Mr. Gravelle, our Executive Vice President and General Counsel, serves as Executive Vice President, General Counsel and Corporate Secretary of FNF. In addition, Thomas M. Hagerty, Richard N. Massey and John D. Rood serve on the boards of directors of both FNF and Black Knight. In order to govern certain of the ongoing relationships between us and Black Knight following the Spin-Off, we have entered into certain agreements with FNF, the terms of which are summarized below.

Black Knight, Inc.	74

Tax Matters Agreement

In connection with the Spin-Off, we entered into a tax matters agreement with FNF that governs our respective rights, responsibilities and obligations with respect to taxes, the filing of tax returns, the control of audits and other tax matters. As used below, the terms Black Knight Group and FNF Group generally include Black Knight and FNF, respectively, and their respective direct and indirect subsidiaries, including any corporations that would be members of the affiliated group of which Black Knight or FNF, respectively, is the common parent corporation if they were includible corporations under Section 1504(b) of the IRC.

Under the tax matters agreement, FNF will be required to indemnify us for (i) any taxes of New BKH Corp. (New BKH), Black Knight Holdings, Inc. (BKHI) or Black Knight (except for taxes otherwise required to be indemnified by Black Knight, as described below) with respect to a pre Spin-Off taxable period, (ii) any taxes (except for taxes otherwise required to be indemnified by us) pursuant to Treasury regulations Section 1.1502–6 (or comparable provision under any other applicable law) by reason of New BKH, BKHI, or Black Knight having been a member of an FNF Group on or prior to the Spin-Off date, (iii) any taxes resulting from the contributions or the Spin-Off failing to qualify as a reorganization within the meaning of Section 368(a) of the IRC and a distribution to which Section 355 of the IRC applies, (iv) any taxes arising as a result of the separation (other than taxes set forth in clause (iii), above), and (v) all transfer taxes, except, in each case, for taxes that arise from or are attributable to what we refer to as a Black Knight disqualifying action (as such term is described below).

Black Knight will be required to indemnify the FNF Group for (i) any taxes of New BKH or Black Knight attributable to a post Spin-Off taxable period, (ii) any taxes, including with respect to a pre Spin-Off taxable period, attributable to the ownership of BKFS LLC units by BKHI and other FNF Group members (excluding any taxes arising from any transfer of the BKFS LLC units by BKHI or any FNF Group member) except to the extent BKFS LLC previously made a tax distribution to BKHI or an FNF Group member in respect of such taxes, and (iii) any taxes that arise from or are attributable to (a) any action by Black Knight or any of its subsidiaries, or the failure to take any action within their control which negates the tax free status of the transactions; or (b) direct or indirect changes in ownership of Black Knight or New BKH equity interests that cause the Spin-Off to be a taxable event to FNF as a result of the application of Section 355(e) of the IRC or to be a taxable event as a result of a failure to satisfy the “continuity of interest” or “device” requirements for tax free treatment under Section 355 of the IRC (clauses (a) and (b), together, which we refer to as Black Knight disqualifying actions).

FNF will be responsible for preparing and filing all tax returns that include one or more members of the FNF Group and one or more members of the Black Knight Group for taxable periods beginning on or before the Spin-Off date. After the Spin-Off date, Black Knight will prepare and file all tax returns filed by BKFS LLC that report taxes that will be reflected on a tax return of a member of the FNF Group, and FNF will have review and approval rights with respect to such tax returns.

75	Black Knight, Inc.

Generally, each of FNF and Black Knight will be entitled to any refunds, credits, or offsets relating to taxes allocated to and paid by its respective group under the tax matters agreement. The members of the Black Knight Group will be required to waive their rights to carryback any tax attribute to a pre Spin-Off taxable period of an FNF consolidated tax return to the extent permitted by applicable law. If such member is unable to elect to forego such carryback, FNF will be entitled to any refunds resulting from such carryback.

If a party to the tax matters agreement receives a notice of a tax audit from a tax authority, and believes it may have suffered or could potentially suffer any tax liability for which it may request indemnification, it must inform the party liable to make such indemnification payment, which we refer to as the indemnifying party. The indemnifying party will have the right to control such audit and compromise or settle such tax audit, provided that the indemnified party must consent to such compromise or settlement to the extent that the indemnified party may be materially affected by such compromise or settlement. FNF and Black Knight will each have the right to jointly control any audit or proceeding relating to taxes incurred in connection with a failure of the separation to qualify for tax free treatment, and neither FNF nor Black Knight will be permitted to compromise or settle any such audit or proceeding without the other party’s consent.

To the extent permitted by applicable tax law, FNF, Black Knight and New BKH agree to treat any payments made under the tax matters agreement as a capital contribution or distribution (as applicable) immediately prior to the Spin-Off. The amount of any indemnification payment made under the tax matters agreement will be reduced by the amount of any reduction in taxes actually realized by the party receiving such payment as a result of the event giving rise to the indemnification payment by the end of the taxable year in which the indemnity payment is made, and will be increased if and to the extent necessary to ensure that, after all required taxes on the indemnity payment are paid (including taxes applicable to any increases in the indemnity payment), the indemnified party receives the amount it would have received if the indemnity payment was not taxable.

Finally, Black Knight and its subsidiaries are restricted by certain covenants related to the Spin-Off. These restrictive covenants require that none of Black Knight and its subsidiaries will:

•            Take, or fail to take, any action following the Spin-Off if such action, or failure to act, would be inconsistent with any covenant or representation made by Black Knight or any of its subsidiaries in any transaction document, or prohibit certain separation transactions related to the Spin-Off or the Spin-Off from qualifying for tax free treatment for U.S. federal income tax purposes;

•            During the restricted period, enter into any agreement, understanding, arrangement or substantial negotiations, pursuant to which any person or persons would (directly or indirectly) acquire, or have the right to acquire, Black Knight or New BKH equity interests (other than in connection with the mergers); or

•            During the restricted period, sell or transfer, or cease to actively engage in, its active trade or business for purposes of Section 355(b) of the IRC.

Black Knight, Inc.	76

Notwithstanding the foregoing, Black Knight and its affiliates may take an action prohibited by the foregoing if (i) FNF receives prior written notice describing the proposed action in reasonable detail, and (ii) Black Knight delivers to FNF either (x) an opinion from a nationally recognized U.S. tax advisor providing that the completion of a proposed action by the Black Knight Group (or any member thereof) would not affect the tax free status of the transactions; or (y) a private letter ruling from the IRS providing that the completion of a proposed action by the Black Knight Group should not affect the tax free status of the transactions, in each case in form and substance satisfactory to FNF; provided, however, that under certain circumstances, Black Knight shall be permitted to (A) redeem its shares on the open market pursuant to a certain share repurchase program and to issue reasonable Black Knight equity-based compensation for services rendered to a member of the Black Knight Group if such person is permitted to receive Black Knight stock under Safe Harbor VIII in Treasury regulations section 1.355–7(d), (B) repurchase equity interests of Black Knight from any person who acquired such equity interests pursuant to the BKFS merger or the Interest Exchange Agreement entered into between Black Knight and THL in connection with the Spin-Off, or (C) issue equity in the manner described in U.S. Treasury Regulation Section 1.355–7(d)(9).

Services Agreements

We have various agreements with FNF to provide software, data and analytics services, as well as corporate shared services and information technology. We are also a party to certain other agreements under which we incur other expenses or receive revenues from FNF. Pursuant to these arrangements, during the year ended December 31, 2018, we received $57.6 million in revenues and recorded $12.1 million in operating expenses from FNF.

Sales Promotion Agreement

In connection with the Spin-Off, we entered into a Sales Promotion Agreement with FNF, which we refer to as the sales promotion agreement. Pursuant to the agreement, each party agrees to co operate with the other party in promoting such party’s products and services to its customers. If the promotional activities are mutually advantageous, each party will identify any customers who may be interested in the services of the other party, so that the parties can coordinate appropriate engagement of such promotional activities. The sales promotion agreement has an initial term of five years, and will renew automatically for additional five year terms unless terminated by either party with at least 90 days written notice prior to the start of the next term.

Non-Competition Agreement

In connection with the Spin-Off, we entered into a Non Competition Agreement with FNF, which we refer to as the non competition agreement. Pursuant to the agreement, we will not, among other things, without the prior written consent of FNF, engage in or acquire any businesses engaged in title generation/escrow services, appraisal, or default and field services work (other than technology solutions for such services). Such restrictions are subject to an exception allowing us to acquire a business engaged in such restricted services if at least 90% of such business’ revenue is contributed by activities other than such restricted activities. We also agreed not to engage in certain transactions such as a

77	Black Knight, Inc.

merger, sale of assets, or sale of greater than 5% of our equity interests to a buyer that derives 10% or more of its revenue from such restricted services. The non competition agreement terminates on the tenth anniversary of the date of entry into such agreement.

Cross Indemnity Agreement

We have entered into a cross indemnity agreement with ServiceLink. Pursuant to the cross indemnity agreement, ServiceLink indemnifies us for liabilities relating to, arising out of or resulting from the conduct of ServiceLink’s business or any action, suit or proceeding in which we or any of our subsidiaries are named by reason of being a successor to the business of LPS and the cause of such action, suit or proceeding relates to the business of ServiceLink. In return, we indemnify ServiceLink for liabilities relating to, arising out of, or resulting from the conduct of our business.

Agreements with THL

Thomas M. Hagerty and Ganesh B. Rao are managing directors of THL. Until March 15, 2018, certain affiliates of THL owned more than 10% of our common stock, which we refer to as the THL shares, and therefore THL may be deemed to have been an affiliate of the Company during 2018. In February, March and May, 2018, the THL shares were sold in secondary market offerings and, as of May 11, 2018, the aforementioned affiliates of THL held no shares of our common stock and are no longer considered related parties.

Registration Rights Agreement

In connection with the IPO, BKFS entered into a registration rights agreement with the holders of the outstanding Units of BKFS LLC and the THL affiliates that held shares of Class A common stock and Class B common stock of BKFS. This agreement provides these holders (and their permitted transferees) that own 7.5% of more of our common stock with the right to require Black Knight, at its expense, to register shares of Black Knight’s common stock that they hold. The agreement also provides that Black Knight will pay certain expenses of these electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. The registration rights agreement was assigned from BKFS to Black Knight in connection with the Spin-Off. As of May 11, 2018, the THL affiliates had sold all of the shares owned by them in secondary offerings under the Registraton Rights Agreement and no shares remained available for registration thereunder.

Investment in The Dun & Bradstreet Corporation

On February 8, 2019, an investment consortium completed the acquisition of D&B. We invested $375.0 million as part of this transaction for an economic ownership in D&B of approximately 18% through our limited partnership interest in Star Parent, L.P., the parent of D&B. Following the transaction, D&B is a privately held company. Concurrent with the closing of this transaction, our Executive Chairman William P. Foley, II began serving as Chairman of D&B, and our Chief Executive Officer Anthony M. Jabbour also began serving as CEO of D&B. Five of our directors, including Mr. Foley and Mr. Jabbour, also serve on the board of directors of D&B. Due to the significant overlap in our board and the board of directors of D&B, this transaction was approved by the non-overlapping and disinterested members of our board rather than the audit committee.

Black Knight, Inc.	78

Audit Committee Approval

Our audit committee has reviewed and approved each of the transactions described above in accordance with the terms of our Code of Conduct related to the approval of related party transactions, except for the investment in and Mr. Foley’s and Mr. Jabbour’s involvement with D&B, which was approved by the non-overlapping and disinterested members of our board.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•            Any significant ownership interest in any supplier or customer;

•            Any consulting or employment relationship with any customer, supplier or competitor; and

•            Selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding transactions to/from related persons. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. After reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, determines whether the director or officer in question has a direct or indirect material interest in the transaction and whether or not to approve the transaction in question.

79	Black Knight, Inc.

With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer must:

•            Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

•            In the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

•            In the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semi annually to the audit committee for its review.

Under Securities and Exchange Commission rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain shareholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in this related person transactions section of our proxy statement. In addition to the procedures above, our audit committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

Section 16(a)

Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the Securities and Exchange Commission. Executive officers and directors are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 (a) and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2018. Based solely upon a review of these reports, we believe all directors and executive officers of the Company complied with the requirements of Section 16(a) in 2018 except for Mr. Hunt, who filed one late report due to an administrative oversight.

Black Knight, Inc.	80

SHAREHOLDER PROPOSAL

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2020 must be received by the Company no later than January 1, 2020. Any other proposal that a shareholder wishes to bring before the 2020 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than January 1, 2020. All proposals must comply with the applicable requirements or conditions established by the Securities and Exchange Commission and the Company’s bylaws, which requires among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to the Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated as proxies by the Company in connection with the 2019 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

81	Black Knight, Inc.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Black Knight, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Anthony M. Jabbour

Chief Executive Officer

Dated: April 30, 2019

Black Knight, Inc.	82

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BLACK KNIGHT, INC.

Black Knight, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

First: The Corporation was originally incorporated under the name “Black Knight Holdco Corp.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on February 3, 2017.

Second: The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State on September 29, 2017.

Third: This Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

Fourth: The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is “Black Knight, Inc.”

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at that address is “The Corporation Trust Company.”

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware (as the same may be amended from time to time, the “DGCL”).

ARTICLE IV

CAPITAL STOCK

SECTION 4.1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 575,000,000, consisting of 550,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”), and 25,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

SECTION 4.2. Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation and title as shall be fixed by the Board of Directors of the Corporation (the “Board of Directors”) prior to the issuance of any shares thereof. The Board of Directors is hereby authorized to fix the designation and title for each such class or series of Preferred Stock, to fix the voting powers, whether full or limited, or no voting powers, and such powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, and to fix the number of shares constituting such class or series (but not below the number of shares thereof then outstanding), in each case as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it.

SECTION 4.3. (a) Except as otherwise expressly required by law or provided in this Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of any outstanding shares of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the bylaws of the Corporation, as may be amended from time to time (the “Bylaws”), or upon which a vote of stockholders is otherwise duly called for by the Corporation.  At each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of the Common Stock outstanding in such holder’s name on the stock transfer records of the Corporation.

(b) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

ARTICLE V

DIRECTORS

SECTION 5.1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, consisting of not less than one nor more than fourteen members with the exact number of directors to be determined from time to time exclusively by resolution adopted by the Board of Directors. Prior to the election of directors at the Corporation’s 2022 annual meeting of stockholders, the directors, other than those who may be elected by the holders of any class or series of Preferred Stock as set forth in this Certificate of Incorporation, shall be divided into three classes, designated Class I, Class II and Class III. Beginning at the 2020 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2021 annual meeting of stockholders; at the 2021 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2022 annual meeting of the stockholders; and at the 2022 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

SECTION 5.2. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term expiring at the next annual meeting of stockholders, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify for office, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, however resulting, may be filled only by an affirmative vote of the majority of the directors then in office, even if less than a quorum, or by an affirmative vote of the sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall expire at the next annual meeting of stockholders.

SECTION 5.3. Notwithstanding any of the foregoing provisions, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation, or the resolution or resolutions adopted by the Board of Directors pursuant to Section 4.2 of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

CORPORATE OPPORTUNITIES

SECTION 6.1. In anticipation of the possibility (a) that the officers and/or directors of the Corporation may also serve as officers and/or directors of Fidelity (as defined below) or THL (as defined below) and (b) that the Corporation on one hand, and Fidelity or THL on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Fidelity and THL, the provisions of this Article VI are set forth to regulate, to the fullest extent permitted by law, the conduct of certain affairs of the Corporation as they relate to Fidelity and THL and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

SECTION 6.2. (a) Except as may be otherwise provided in a written agreement between the Corporation on one hand, and Fidelity or THL on the other hand, Fidelity and THL shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Corporation, and, to the fullest extent permitted by law, neither Fidelity nor THL nor any officer or director thereof (except in the event of any violation of Section 6.3 hereof, to the extent such violation would create liability under applicable law) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Fidelity or THL.

(b) The Corporation may from time to time be or become a party to and perform, and may cause or permit any subsidiary of the Corporation to be or become a party to and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with Fidelity and/or THL.  Subject to Section 6.3 hereof, to the fullest extent permitted by law, no such agreement, nor the performance thereof in accordance with its terms by the Corporation or any of its subsidiaries, Fidelity or THL, shall be considered contrary to any fiduciary duty to the Corporation or to its stockholders of any director or officer of the Corporation who is also a director, officer or employee of Fidelity or THL.  Subject to Section 6.3 hereof, to the fullest extent permitted by law, no director or officer of the Corporation who is also a director, officer or employee of Fidelity or THL shall have or be under any fiduciary duty to the Corporation or its stockholders to refrain from acting on behalf of the Corporation or any of its subsidiaries, Fidelity or THL in respect of any such agreement or performing any such agreement in accordance with its terms.

SECTION 6.3. In the event that a director or officer of the Corporation who is also a director or officer of Fidelity or THL acquires knowledge of a potential transaction or matter which may be a corporate opportunity of both the Corporation on one hand, and Fidelity or THL on the other hand, such director or officer of the Corporation shall, to the fullest extent permitted by law, have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

(a) a corporate opportunity offered to any person who is an officer of the Corporation, and who is also a director but not an officer of Fidelity or THL, shall belong to the Corporation, unless such opportunity is expressly offered to such person in a capacity other than such person’s capacity as an officer of the Corporation, in which case it shall not belong to the Corporation;

(b) a corporate opportunity offered to any person who is a director but not an officer of the Corporation, and who is also a director or officer of Fidelity or THL, shall belong to the Corporation only if such opportunity is expressly offered to such person in such person’s capacity as a director of the Corporation; and

(c) a corporate opportunity offered to any person who is an officer of both the Corporation on one hand, and Fidelity or THL on the other hand, shall belong to the Corporation only if such opportunity is expressly offered to such person in such person’s capacity as an officer of the Corporation.

Notwithstanding the foregoing, the Corporation shall not be prohibited from pursuing any corporate opportunity of which the Corporation becomes aware.

SECTION 6.4. Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VI.

SECTION 6.5. (a) For purposes of this Article VI, a director of any company who is the chairman of the board of directors of that company shall not be deemed to be an officer of the company solely by reason of holding such position.

(b) The term “Corporation” shall mean, for purposes of this Article VI, the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.  The term “Fidelity” shall mean, for purposes of this Article VI, Fidelity National Financial, Inc., a Delaware corporation, and any successor thereof, and all corporations, partnerships, joint ventures, associations and other entities in which it beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests other than the Corporation.  The term “THL” shall mean, for purposes of this Article VI, Thomas H. Lee Partners, L.P., a Delaware limited partnership, and any successor thereof, and all corporations, partnerships, joint ventures, associations and other entities in which it or one or more of its affiliates beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests other than the Corporation and its subsidiaries.

SECTION 6.6. Anything in this Certificate of Incorporation to the contrary notwithstanding, the foregoing provisions of this Article VI shall not apply at any time that no person who is a director or officer of the Corporation is also a director or officer of Fidelity or THL. Neither the alteration, amendment, termination, expiration or repeal of this Article VI nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

ARTICLE VII

REMOVAL OF DIRECTORS

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, (i) any director who prior to the 2020 annual meeting of stockholders was elected to a three-year term (a “Classified Term”) that continues beyond the date of the 2020 annual meeting (a “Classified Director”) may be removed from office during such Classified Term by the stockholders of the Corporation only for cause, and only by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote generally in the election of directors, considered for the purposes of this Article VII as one class, and (ii) any director that is not a Classified Director may be removed from office by the stockholders of the Corporation, with or without cause, by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote generally in the election of directors, considered for the purposes of this Article VII as one class.  For purposes of this Article VII, “cause” shall mean, with respect to any director, (x) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (y) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (z) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

ARTICLE VIII

ELECTION OF DIRECTORS

Elections of directors at an annual or special meeting of stockholders shall be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

ARTICLE IX

WRITTEN CONSENT OF STOCKHOLDERS

SECTION 9.1. Actions required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of the stockholders may be effected without a meeting by the written consent of the holders of common stock of the Corporation (a “Consent”), but only if such action is taken in accordance with the provisions of this Article IX or by the holders of any class or series of Preferred Stock issued pursuant to Article IV hereof, if the terms of such class or series of Preferred Stock expressly provide for such action by Consent.

SECTION 9.2. The record date for determining stockholders entitled to authorize or take corporate action by Consent shall be as fixed by the Board of Directors or as otherwise established under this Article IX. Any stockholder seeking to have the stockholders authorize or take corporate action by Consent shall, by written notice addressed to the Secretary of the Corporation and delivered to the principal executive offices of the Corporation and signed by holders of record owning not less than 15% of all issued and outstanding shares of common stock of the Corporation, as determined in accordance with any applicable requirements of the Bylaws of the Corporation, who shall continue to own not less than 15% of all issued and outstanding shares of common stock of the Corporation through the date of delivery of Consents signed by a sufficient number of stockholders to authorize or take such action and who shall not revoke such request, request that a record date be fixed for such purpose (each such notice, a “Request”). The Request must contain the information set forth in Section 9.3 hereof. By the later of (i) twenty days after delivery of a valid Request and (ii) five days after delivery of any information requested by the Corporation pursuant to Section 9.3 hereof, the Board of Directors shall determine the validity of the Request and whether the Request relates to an action that may be authorized or taken by Consent pursuant to this Article IX and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If the Request has been determined to be valid and to relate to an action that may be authorized or taken by Consent pursuant to this Article IX or if no such determination shall have been made by the date required by this Article IX, and in either event no record date has been fixed by the Board of Directors, the record date shall be the day on which the first signed Consent is delivered to the Corporation in the manner described in Section 9.7 hereof; except that, if prior action by the Board of Directors is required under the provisions of the General Corporation Law of the State of Delaware, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

SECTION 9.3. Any Request (a) must be delivered by the holders of record owning not less than 15% of all issued and outstanding shares of common stock of the Corporation, as determined in accordance with any applicable requirements of the Bylaws of the Corporation (with evidence of such ownership attached), who shall continue to own not less than 15% of all issued and outstanding shares of common stock of the Corporation through the date of delivery of Consents and who shall not revoke such request, signed by a sufficient number of stockholders to authorize or take such action; (b) must describe the action proposed to be authorized or taken by Consent; and (c) must contain (i) such other information and representations, to the extent applicable, then required by the Corporation’s Bylaws as though each stockholder submitting such Request was submitting a notice of a nomination for election to the Board of Directors at an annual meeting of stockholders or of other business to be brought before an annual meeting of stockholders, (ii) the text of the proposal (including the text of any resolutions to be adopted by Consent and the language of any proposed amendment to the Bylaws of the Corporation), and (iii) any agreement of the requesting stockholders required by the Bylaws of the Corporation. The Board of Directors may require the stockholders submitting a Request to furnish such other information as it may require to determine the validity of the Request. Stockholders seeking to authorize or take action by Consent shall update the information provided in the Request as required by the Corporation’s Bylaws with respect to information provided concerning nominations for elections to the Board or other business at annual stockholders meetings.

SECTION 9.4. Stockholders are not entitled to authorize or take action by Consent if (a) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (b) an identical or substantially similar item of business, as determined by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders (a “Similar Item”), is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special stockholders meeting that has been called but not yet held or that is called to be held on a date within 90 days after the receipt by the Corporation of the Request for such action, provided that the removal of directors without electing replacements shall not be a Similar Item to the election of directors, or (c) such Request was made in a manner that involved a violation of Regulation 14A promulgated under the Securities Exchange Act of 1934, or other applicable law.

SECTION 9.5. Stockholders may authorize or take action by Consent only if such Consents are solicited from all holders of common stock of the Corporation.

SECTION 9.6. Every Consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take or authorize the taking of the action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by Section 9.7 hereof, Consents signed by a sufficient number of stockholders to authorize or take such action are so delivered to the Corporation.

SECTION 9.7. Every Consent purporting to take or authorize the taking of corporate action must be dated and delivered to the Corporation or its registered office in the State of Delaware no earlier than 60 days after the delivery of a valid Request. Consents must be delivered to the Corporation’s registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. The Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate (“Other Officer”), shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be authorized or taken by Consent as the Secretary of the Corporation or Other Officer, as the case may be, deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the Consents have given consent; provided, however, that if the action to which the Consents relate is the removal or replacement of one or more members of the Board of Directors, the Secretary of the Corporation or Other Officer, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such Consents and such Inspectors shall discharge the functions of the Secretary of the Corporation or Other Officer, as the case may be, under this Article IX. If after such investigation the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, shall determine that the action has been duly authorized or taken by the Consents, that fact shall be certified on the records of the Corporation and the Consents shall be filed in such records. In conducting the investigation required by this Section, the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, may retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate, at the expense of the Corporation, and shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

SECTION 9.8. No action may be authorized or taken by the stockholders by Consent except in accordance with this Article IX. If the Board of Directors shall determine that any Request was not properly made in accordance with, or relates to an action that may not be effected by Consent pursuant to, this Article IX, or any stockholder seeking to authorize or take such action does not otherwise comply with this Article IX, then the Board of Directors shall not be required to fix a record date and any such purported action by Consent shall be null and void to the fullest extent permitted by applicable law. No Consent shall be effective until such date as the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, certify to the Corporation that the Consents delivered to the Corporation in accordance with Section 9.7 hereof represent at least the minimum number of votes that would be necessary to authorize or take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this Certificate of Incorporation.

SECTION 9.9. Nothing contained in this Article IX shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

SECTION 9.10. Notwithstanding anything to the contrary set forth above, (a) none of the foregoing provisions of this Article IX shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (b) the Board of Directors shall be entitled to solicit stockholder action by Consent in accordance with applicable law.

ARTICLE X

SPECIAL MEETINGS

Special meetings of the stockholders of the Corporation for any purposes may be called at any time by a majority vote of the Board of Directors or the Chairman of the Board or Chief Executive Officer of the Corporation. Except as required by law or provided by resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, special meetings of the stockholders of the Corporation may not be called by any other person or persons.

ARTICLE XI

OFFICERS

The officers of the Corporation shall be chosen in such manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

ARTICLE XII

INDEMNITY

The Corporation shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL or (d) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article XII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE XIII

AMENDMENT

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at any time may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XIII. In addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of such Preferred Stock, the provisions (a) of the Bylaws of the Corporation may be adopted, amended or repealed if approved by a majority of the Board of Directors then in office or approved by holders of the Common Stock in accordance with applicable law and this Certificate of Incorporation and (b) of this Certificate of Incorporation may be adopted, amended or repealed as provided by applicable law.

ARTICLE XIV

SEVERABILITY

If any provision (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any section containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Second Amended and Restated Certificate of Incorporation on behalf of the Corporation this [•] day of [•], 2019.

Black Knight, Inc.

By:
Name:	Colleen E. Haley
Title:	Senior Vice President and Corporate Secretary

BLACK KNIGHT®

BLACK KNIGHT, INC.
601 RIVERSIDE AVENUE
JACKSONVILLE, FLORIDA 32204

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/11/2019 for shares held directly and by 11:59 P.M. ET on 06/09/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. BLACK KNIGHT, INC. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. 601 RIVERSIDE AVENUE JACKSONVILLE, FL 32204 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/11/2019 for shares held directly and by 11:59 P.M. ET on 06/09/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of two Class I directors to serve until the 2022 annual meeting of shareholders: Nominees 01) David K. Hunt 02) Ganesh B. Rao The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. For 0 0 0 0 Against 0 0 0 0 Abstain 0 0 0 0 2. Approval of the Second Amended and Restated Certificate of Incorporation. 3. Approval of majority voting for uncontested director elections. 4. Approval of a non-binding advisory resolution on the compensation paid to our named executive officers. 5. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2019 fiscal year. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000410293_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com BLACK KNIGHT, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BLACK KNIGHT, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 12, 2019 The undersigned hereby appoints the Chief Executive Officer and Corporate Secretary of Black Knight, Inc. (Black Knight), and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Black Knight common stock held of record by the undersigned as of April 15, 2019, at the Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on June 12, 2019, or any adjournment thereof. This instruction and proxy card is also solicited by the Board of Directors of Black Knight for use at the Annual Meeting of Shareholders on June 12, 2019 at 11:00 a.m., Eastern Time, from persons who participate in the Black Knight, Inc. 401(k) Profit Sharing Plan (the 401(k) Plan). By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A. (the Trustee for the 401(k) Plan) to exercise the voting rights relating to any shares of Black Knight common stock allocable to his or her account(s) as of April 15, 2019. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Black Knight, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717). All voting instructions for shares in the 401(k) Plan, whether voted by mail, telephone or internet, must be received by 11:59 p.m., Eastern Time, on June 9, 2019. The Trustee will tabulate the votes from all 401(k) Plan participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. Continued and to be signed on reverse side 0000410293_2 R1.0.1.18